Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

M17 ENTERTAINMENT LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED 24 AUGUST 2017)

REF: JT/TT/P2997-S06880

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

M17 ENTERTAINMENT LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED 24 AUGUST 2017)

1.                                      The name of the company is M17 Entertainment Limited (the “Company”).

2.                                      The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.                                      The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.                                      The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.                                      The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.                                      The capital of the Company is US$50,000 divided into 500,000,000 shares with a nominal or par value of US$0.0001 each, comprised of 300,000,000 ordinary shares with a nominal or par value of US$0.0001 each (the “Ordinary Shares”),100,000,000 series A preference shares with a nominal or par value of US$0.0001 each (the “Series A Preference Shares”) and 100,000,000 series B preference shares with a nominal or par value of US$0.0001 each (the “Series B Preference Shares”) provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions

1

whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.                                      The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

i

NOTICE OF GENERAL MEETINGS	48

PROCEEDINGS AT GENERAL MEETINGS	49

VOTES OF SHAREHOLDERS	50

SHAREHOLDER RESERVED MATTERS	51

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS	54

DIRECTORS	54

ALTERNATE DIRECTOR	56

POWERS AND DUTIES OF DIRECTORS	56

BOARD RESERVED MATTERS	58

DEADLOCK	60

BORROWING POWERS OF DIRECTORS	60

THE SEAL	60

DISQUALIFICATION OF DIRECTORS	61

PROCEEDINGS OF DIRECTORS	61

DIVIDENDS	65

INFORMATION, ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	66

CAPITALISATION OF RESERVES	67

SHARE PREMIUM ACCOUNT	68

NOTICES	68

INDEMNITY	70

NON-RECOGNITION OF TRUSTS	70

LIQUIDATION PREFERENCE, WINDING UP AND RETURN OF CAPITAL	70

AMENDMENT OF ARTICLES OF ASSOCIATION	71

ii

CLOSING OF REGISTER OR FIXING RECORD DATE	71

REGISTRATION BY WAY OF CONTINUATION	72

MERGERS AND CONSOLIDATION	72

DISCLOSURE	72

iii

COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

M17 ENTERTAINMENT LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED 24 AUGUST 2017)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to M17 Entertainment Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

9.                                      In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Acquiring Major Investor” has the meaning set forth in Article 73(c)(ii).

“Affected Party” has the meaning set forth in Article 91.

“Affected Party’s Shares” has the meaning set forth in Article 91.

“Affiliates” in relation to any person, means any other person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, that first-mentioned person and where such person is an individual, the expression “Affiliate” shall include the spouse, children, siblings and parents of such individual.

“Allocation Notice” has the meaning set forth in Article 80(c).

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Automatic Conversion” has the meaning set forth in Article 29(d).

“Board” means the board of directors for the time being of the Company.

“Board Reserved Matters” has the meaning set forth in Article 156.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Budget” means the annual budget of the Company for any financial year as may be approved by the Board and delivered to the Shareholders no later than six (6) weeks before the commencement of such financial year.

“Budgeted Expense” has the meaning set forth in Article 156(m).

“Business” means the business of investment holding and other investment related activities of the Company, including business in the field of (a) dating software, websites or applications within Southeast Asia, Taiwan and/or Korea, and (b) live streaming software, websites or applications within Taiwan and/or Indonesia, both of which are carried out by the Company’s Subsidiaries, and other areas or coverage that may be approved by the Board in accordance with these Articles and the Shareholders Agreement.

“Business Day” means a day (other than a Saturday, Sunday or a gazetted public holiday in Singapore) when banks are open for banking business in Singapore.

“Business Plan” means the business plan of the Company for any financial year as may be approved by the Board and delivered to the Shareholders no later than six (6) weeks before the commencement of such financial year.

“Chairman” means the Chairman of the Board, from time to time, as appointed in accordance with these Articles.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Company’s Notice” has the meaning set forth in Article 79.

“Company’s Notice to Major Investors” has the meaning set forth in Article 73(b).

“Competitor” means any person who generates fifty percent (50%) or more of its annual revenue in the most recent financial year from any business in competition with or similar to the Business or any part thereof in Singapore or any other countries in which the Company may carry on business at the material time, or such other person as may be determined by the Board from time to time. For the purposes of this definition, a related corporation of a “Competitor” shall be regarded as a “Competitor”.

“Continuing Party” has the meaning set forth in Article 91.

“Conversion Date” has the meaning set forth in Article 29(e)(i).

“Conversion Notice” has the meaning set forth in Article 38(e)(i).

“Conversion Price” means the price per Conversion Share as set out in Article 29 (in respect of the Conversion Price for Series A Preference Shares) or Article 38 (in respect of the Conversion Price for Series B Preference Shares), unless otherwise adjusted according to Article 30 (in respect of the Conversion Price for Series A Preference Shares) or Article 39 (in respect of the Conversion Price for Series B Preference Shares).

“Conversion Ratio” means the ratio of conversion of one Preference Share to one Ordinary Share, unless otherwise adjusted according to Article 30 (in respect of the Conversion Ratio for Series A Preference Shares) or Article 39 (in respect of the Conversion Ratio for Series B Preference Shares).

“Conversion Shares” means the Ordinary Shares issued or issuable upon conversion of the Preference Shares, which when issued shall rank pari passu with all the other Ordinary Shares.

“Co-Sale Acceptance” has the meaning set forth in Article 74(b).

“Co-Sale Limit” means either:

(a)                                 in the event of a Full Co-Sale Event, all the Shares held by the Co-Seller (on a Fully Diluted basis); or

(b)                                 in all other Co-Sale situations other than a Full Co-Sale Event, such portion of Co-Sale Shares as may correspond to the proportion that the Co-Seller’s Shares (on an as-if converted basis) bears to the total number of Shares held by the exercising Co-Sellers and the Co-Sale Offeror, including such other portion allocated and taken up by such Co-Seller pursuant to Article 74(d).

“Co-Sale Notice” has the meaning set forth in Article 74(a).

“Co-Sale Offeror” has the meaning set forth in Article 74.

“Co-Sale Purchaser” has the meaning set forth in Article 74.

“Co-Sale Shares” has the meaning set forth in Article 74(a).

“Co-Seller” has the meaning set forth in Article 74(a).

“Co-Seller Shares” has the meaning set forth in Article 74(b).

“DBS Warrants Instrument” means the warrants instrument issued or to be issued by the Company to DBS Bank Ltd. in connection with a US$1,500,000 facility granted to Paktor.

“Deadlock” has the meaning set forth in Article 157.

“Deadlock Notice” has the meaning set forth in Article 158.

“Defaulting Shareholder” has the meaning set forth in Article 78.

“Default Sale Price” has the meaning set forth in Article 79.

“Default Sale Shares” has the meaning set forth in Article 79.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Director Appointing Shareholders” has the meaning set forth in Article 139.

“Dispute Resolution Period” has the meaning set forth in Article 160.

“Drag-Along Notice” has the meaning set forth in Article 75.

“Drag-Along Shares” has the meaning set forth in Article 76.

“Drag Majority” has the meaning set forth in Article 75.

“Existing Shareholders” means the shareholders of Paktor and Machipopo as at the date of the Merger Agreement, as listed in Schedule 1 of the Shareholders Agreement.

“Encumbrance” includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security, claim, agreement or arrangement of whatsoever nature.

“Entry Price” means the initial price per share that each Preference Selling Shareholder invested into Paktor and/or Machipopo (on a Fully-Diluted basis), as set out in further detail in the Shareholders Agreement.

“ESOP” means the employee share option scheme of the Company adopted on 26 June 2017 comprising an option pool from which the Company may from time to time grant options for up to 12,220,245 new Ordinary Shares to the employees, directors, external advisors and consultants of the Company.

“Expert” has the meaning set forth in Article 79.

“Fair Price” the fair market value of the relevant Shares, as a pro rata proportion of the market value of the Shares of the Company as a whole, between a willing seller and a willing third party buyer without any premium or discount by reference to the percentage of the Shares being sold or transferred. The “Fair Price” shall be ascertained on a going concern basis (or break-up if the Company has ceased trading) on accounting principles and practices consistent with those used in the preparation of the accounts of the Company, and in so determining and certifying the said Fair Price, the Expert shall be considered as acting as an expert and not as an arbitrator.

“First Adjourned Meeting” has the meaning set forth in Article 168.

“Founders” means collectively, Joseph, Jeffrey and Jing Shen, and “Founder” means any of them.

“Full Co-Sale Event” means any sale, transfer or disposal of Shares by a Co-Sale Offeror to a Co-Sale Purchaser which would result in the Management Shareholders holding (after the sale, transfer or disposal) in aggregate less than 30% of the share capital of the Company (on a Fully Diluted basis).

“Fully Diluted” means in respect of the share capital of any company, the total of all classes and series of shares outstanding on a particular date, combined with all options (that have been granted or reserved for grant under any share option scheme of that company), warrants, convertible securities of all kinds, preference shares, debentures or any other arrangements relating to that company’s equity, and the effect of any anti-dilution protection regarding previous financings, all on an “as if converted” basis. For the purpose of this definition, “as if converted” basis shall mean as if such instrument, option or security had been issued and converted into shares of that company

“Group Entities” means the Company, its Subsidiaries (including without limitation to Paktor, Paktor MY Shb Bhd, Gaigai Pte. Ltd., Down Inc, Picknic Pte Ltd, Machipopo, Unicorn Entertainment Ltd., and 17 Media HK Ltd.) and its associated companies (being companies in which at least 20% but not more than 50% of its shares are held by the Company or any of its subsidiaries) and branches, and “Group Entity” shall mean any of them.  Unless the context otherwise requires, the application of the definition of Group to any company at any time shall apply to the company as it is at that time.

“Initial Closing Date” has the meaning ascribed to it in the Subscription Agreement.

“Innoven Warrants Instrument” means the warrants instrument issued by the Company on 31 July 2017 to Innoven Capital Singapore Pte. Ltd. as guarantee for a US$7,000,000 facility granted to Machipopo.

“IVP” means Infinity e. ventures Asia III, L.P. (Registration No: MC-75320) of Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“IVP Warrants Instrument” means the warrants instrument issued or to be issued by the Company to IVP pursuant to the joint venture agreement entered into between IVP and the Company on 19 July 2017.

“Jeffrey Huang” or “Jeffrey” means Li-Tchen Huang (Passport number:                       , of the Republic of China) of 14F., No.3, Ln. 66, Sec. 4, Heping E. Rd., Wenshan Dist., Taipei City 11655, Taiwan (R.O.C.).

“Jing Shen” means Ng Jing Shen (Singapore NRIC Number                       ) of 19 Queen Astrid Park Singapore 266822.

“Joseph Phua” or “Joseph” means Phua Jiexian, Joseph (Singapore NRIC Number                       ), of 143 Cove Drive Singapore 098027.

“Lead Investors” means IVP and M17 Growth.

“Key Employees” means Joseph, Jing Shen, Jeffrey and Shang.

“KTB” means KTB China Synergy Fund (Company registration No. 260-80-00507), of 10F, Uspace 2A dong, 670 Daewangpangyo-ro, Bundang-gu, Seongnam-city, Gyeonggi-do 13494, Korea.

“Liquidation Event” means: (a) a liquidation, winding up or dissolution of the Company; (b) a merger, consolidation, acquisition or sale or other transaction or series related transactions of the Company in which its then shareholders do not retain control of and a majority of the voting power in the surviving corporation; (c) a Trade Sale; or (d) an exclusive licensing of all or substantially all intellectual property belonging to the Group Entity.

“M17 Growth” means M17 Growth SPV LLC (Registration No: 514) of 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands

“Machipopo” means Machipopo, Inc., (Company Registration No. 1882842), a company incorporated in the British Virgin Islands and having its registered office at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands.

“Major Investors” means any Shareholder that holds, individually or together with its affiliates, at least five percent (5%) of the issued and outstanding Series A Preference Shares or five percent (5%) of the issued and outstanding Series B Preference Shares.

“Management Allocation Notice” has the meaning given set forth in Article 73(c)(iii).

“Management Prescribed Period” has the meaning given set forth in Article 72(a).

“Management Prescribed Price” has the meaning given set forth in Article 72(a).

“Management Purchasing Shareholders” and each a “Management Purchasing Shareholder” has the meaning set forth in Article 73(c)(iv).

“Management Sale Shares” has the meaning given set forth in Article 72(a).

“Management Shareholders” means, collectively, the Founders.

“Management Transferor” has the meaning given set forth in Article 72(a).

“Management Transferor Notice” has the meaning given set forth in Article 72(a).

“Material Adverse Change” means any circumstance, change in or effect on any Group Entity that, individually or in the aggregate with all other circumstances, changes in or effects on any Group Entity:  (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or financial or other the condition of any Group Entity; or (b) is reasonably likely to materially and adversely affect the ability of any Group Entity to operate or conduct its businesses in the manner in which it is currently or contemplated to be operated or conducted.

“Material Default” has the meaning set forth in Article 90(b).

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Merger Agreement” means the agreement dated 3 February 2017, as amended by a supplemental merger agreement dated 20 March 2017, entered into between the Existing Shareholders and the subsidiaries of the Company, Paktor and Machipopo to give effect to the merger of Paktor and Machipopo by consolidating the Existing Shareholders into the Company.

“New Shares” has the meaning set forth in Article 20.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Offer Notice” has the meaning set forth in Article 92.

“Offered Price” has the meaning set forth in Article 92.

“Offer to Shareholders” has the meaning set forth in Article 23.

“Ordinary Resolution” means a resolution:

(c)                                  passed by a simple majority of such Shareholders, as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company, and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(d)                                 by resolution in writing signed by Shareholders holding more than fifty per cent. (50%) of the total issued share capital of the Company (on an as-if converted basis) voting as a single class who are entitled to vote or being a corporation by its duly authorized representative in accordance with Article 125.

“Ordinary Share” means an ordinary share with a nominal or par value of US$0.0001 each in the capital of the Company.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Paktor” means Paktor Pte. Ltd. (Company Registration No. 201312076Z), a company incorporated in Singapore and having its registered office at 10 Anson Road #26-04 International Plaza, Singapore 079903.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Preference Shares” means the Series A Preference Shares and Series B Preference Shares.

“Preference Shareholders” means the holders of Series A Preference Shares and Series B Preference Shares, as registered in the register of members of the Company, from time to time.

“Preferred 8% Dividend” has the meaning set forth in Article 28(b).

“Prescribed Price” has the meaning set forth in Article 72.

“Prescribed Period” has the meaning set forth in Article 73.

“Purchasing Shareholder” or “Purchasing Shareholders” has the meaning set forth in Article 80(d).

“Qualifying IPO” means the listing and quotation of the shares of the Company with a pre-offering Company valuation of at least US$500 million on a Recognised Exchange.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Recognised Exchange” means the Singapore Exchange Securities Trading Limited or any stock exchange, over-the-counter market, or organized market place in Hong Kong or the United States of America, or such other stock exchange, over-the-counter market, or organized market place as the Lead Investors may approve in writing.

“Remaining Default Sale Shares” has the meaning set forth in Article 80(d).

“Remaining Management Sale Shares” has the meaning set forth in Article 73(b).

“Remaining Sale Shares” has the meaning set forth in Article 80(d).

“Redemption Amount” has the meaning set forth in Article 31(c).

“Redemption Event” means an event where (i) the Company fails to ensure that the proceeds that have been obtained by each of its Group Entities from the issue of the preference shares which are exchanged for the applicable number of the Series A Preference Shares or Series B Preference Shares as contemplated under these Articles and the Shareholders Agreement shall only be utilised for the expansion of the Business and for the working capital requirements of the Company or its Subsidiaries or as otherwise agreed by the Board; or (ii) the failure of a Qualifying IPO or a Liquidation Event taking place before the 3rd year anniversary of the Initial Closing Date. For the avoidance of doubt, the occurrence of a Redemption Event shall not be considered a Liquidation Event and shall not result in a liquidation preference right or entitlement as set out in these Articles..

“Registrable Shares” has the meaning set forth in Article 36(b)(ii).

“Revenue” means the total consolidated revenue of the Group as set out in the latest management accounts of the Company.

“Second Adjourned Meeting” has the meaning set forth in Article 168.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Second Prescribed Period” has the meaning set forth in Article 73(b).

“Second Remaining Sale Shares” has the meaning set forth in Article 73(c)(iv).

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series A Consideration Amount” means the aggregate amount that each Series A Preference Shareholder invested into Paktor and/or Machipopo (on a Fully-Diluted basis), as set out in Schedule 8 of the Shareholders Agreement.

“Series A Issue Price” means the issue price of that Series A Preference Share, in respect of a Series A Preference Share.

“Series A Preference Amount” has the meaning set out in the Article 216(b).

“Series A Preference Share” means a series A preference share with a nominal or par value of US$0.0001 each in the capital of the Company having all the rights, privileges and benefits as set out in the Shareholders Agreement and these Articles.

“Series A Preference Shareholders” means the holders of Series A Preference Shares, as registered in the register of members of the Company, from time to time.

“Series A Redemption Amount” has the meaning given in Article 31(c).

“Series A Reserved Matters” has the meaning given in Article 34.

“Series B Director” has the meaning given in Article 139(f).

“Series B Issue Price” means the issue price of that Series B Preference Share, in respect of a Series B Preference Share.

“Series B Preference Amount” has the meaning set out in the Article 216(a).

“Series B Preference Shareholders” means the holders of Series B Preference Shares as registered in the register of members of the Company, from time to time.

“Series B Preference Share” means a series B preference share with a nominal or par value of US$0.0001 each in the capital of the Company having all the rights, privileges and benefits as set out in the Shareholders Agreement and these Articles.

“Series B Redemption Amount” has the meaning set out in Article 40(c).

“Series B Reserved Matters” has the meaning given in Article 43.

“Shang” means Shang-Hsiu Koo (USA Passport Number                       ) of 6291 Green Knoll Cir. Hamilton, OH 45011 USA.

“Share” means a share in the capital of the Company and includes the Ordinary Shares, the Series A Preference Shares and the Series B Preference Shares. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Shareholder Reserved Matters” has the meaning given in Article 136.

“Shareholders Agreement” means the shareholders agreement relating to the Company dated 24 August 2017 between the Company and the shareholders listed therein.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“Shareholding Proportion” means the respective proportion in which Shares are held from time to time by each of the Shareholders, save that if the expression Shareholding Proportion is used in the context of some (but not all) of the Shareholders, it shall mean the respective proportion in which Shares are held by each of those particular Shareholders.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Southeast Asia” means Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution either passed by:

(a)                                 a majority of not less than 67% of the Shareholders (on an as converted basis), being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company, of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)                                 approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Subscription Agreement” means the agreement dated 24 August 2017 entered into between the Company and the parties listed therein in respect of the subscription by the Series B Preference Shareholders of the Series B Preference Shares.

“Subsidiary” means in relation to a company wherever established (in this case, the Company), any other company in which the Company (or a person acting on its behalf) directly or indirectly holds or controls either:

(a)                                 a majority of the voting rights exercisable at general meetings of the company; or

(b)                                 the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company,

and any company which is a subsidiary of another company is also a subsidiary of that company’s holding company.  Unless the context otherwise requires, the application of the definition of “Subsidiary” to any company at any time shall apply to the company as it is at that time.

“Termination Event” has the meaning set forth in Article 90.

“Trade Sale” means at any date, (i) a sale or acquisition of all of the shares of the Company; or (ii) a sale or acquisition which results in the Company shareholders immediately prior to such transaction(s) owning in aggregate 50% or less of the issued shares after the transaction(s), all on a Fully Diluted basis; or (iii) a sale or transfer of all or substantially all of the Group Entities’  assets, business or undertaking, whether carried out through a single transaction or a series of related transactions, by way of a share sale, an asset sale or a combination of both, including a sale of one or more subsidiaries (whether by way of merger, consolidation, recapitalization, reclassification, reorganization, or sale of all or substantially all of the assets and securities) which constitute all or substantially all of the consolidated assets or business of the Group Entities.

“Transfer” has the meaning set forth in Article 72.

“Transferor” has the meaning set forth in Article 72.

“Transfer Notice” has the meaning set forth in Article 72.

“Transferee” has the meaning set forth in Article 77.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Veto Shareholders” has the meaning set forth in Article 136.

“VAF” means Vertex Asia Fund (Singapore) Pte. Ltd. and/or Vertex SEA Fund I Pte. Ltd.

“VAF Director” has the meaning given in Article 139(e).

10.                               In these Articles, save where the context requires otherwise:

(a)                                 words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)                                  the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)                                 reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)                                  reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)                                   reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)                                  reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

11.                               Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

12.                               The business of the Company may be commenced at any time after incorporation.

13.                               The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

14.                               The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company.  Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

15.                               The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office.  The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

SHARES

16.                               Subject to these Articles, including the Shareholder Reserved Matters, the Series A Reserved Matters and the Series B Reserved Matters, and the rights and restrictions attaching to the Ordinary Shares and the Preference Shares in accordance with these Articles and the Shareholders Agreement, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)                                 issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)                                 grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

17.                               Subject to these Articles and the Shareholders Agreement, including, the Shareholder Reserved Matters, the Series A Reserved Matters and the Series B Reserved Matters, the Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

18.                               The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.  The Company may also pay such brokerage as may be lawful on any issue of Shares.

19.                               The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

RESTRICTIONS ON THE ISSUE OF SHARES

20.                               Subject to Article 27, the issue of any Shares or any other securities (including but not limited to debt securities), or rights or options to subscribe for new Shares or any other securities (including but not limited to debt securities) in the capital of the Company (the “New Shares”) shall, before such issuance or grant, be offered in the first instance to the Series A Preference Shareholders in their respective Shareholding Proportion such that the Series A Preference Shareholders and Series B Preference Shareholders in their respective Shareholding Proportion in the Company on a Fully-Diluted basis provided that New Shares shall not include:

(a)                                 the Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to any ESOP or duly approved share option, share award or share incentive scheme of the Company;

(b)                                 any Conversion Shares;

(c)                                  any securities issued in connection with any share split, share dividend or other similar event which shall have been approved by the Board (including the affirmative vote of the Series B Director);

(d)                                 any securities issued upon the exercise, conversion or exchange of any security issued and outstanding before the date of the Shareholders Agreement;

(e)                                  any securities issued upon the exercise of warrants issued by the Company in accordance with the Innoven Warrants Instrument, DBS Warrants Instrument and IVP Warrants Instrument;

(f)                                   any securities issued pursuant to a Trade Sale;

(g)                                  any securities issued as consideration shares for an acquisition of shares or assets; and

(h)                                 any securities offered in a Qualifying IPO.

21.                               Insofar as the Preference Shareholders are concerned, the pro rata share of their pre-emptive right under Article 20 shall be based on the ratio of the number of Preference Shares held by such holder (on an as-converted basis) “(x)” to the Company’s outstanding shares (on a Fully-Diluted basis) “(y)”. The right of the Preference Shareholders under this Article shall terminate immediately prior to a Qualifying IPO.

22.                               Such offer shall be made by notice specifying the number and class of New Shares offered, the proportionate entitlement of each Preference Shareholder, the price per New Share and limiting a period (not being less than 30 days) within which the offer, if not accepted, will be deemed to be declined.

23.                               Upon the expiration of such period, the Directors shall, by a written notice, offer the New Shares so declined by the Shareholders (including the other non-declining Preference Shareholders), to all other Shareholders who have notified their willingness to take all or any of such New Shares in accordance with the terms of the offer and in case of competition, pro rata (as nearly as possible) between the Shareholders in their respective Shareholding Proportion (the “Offer to Shareholders”).

24.                               The Offer to Shareholders shall be valid for a period of 30 days after which the Offer to Shareholders, if not accepted, will be deemed to be declined.

25.                               Upon the expiration of the Offer to Shareholders, the Directors shall offer the New Shares so declined by the Shareholders to any party who is not a Shareholder.

26.                               Any fractional entitlements of the Shareholders under Articles 20 to 25 shall be rounded down to the nearest whole number.

27.                               It shall be a condition precedent to the issue of any New Shares (other than an issue of Shares pursuant to any duly approved share option, share award or share incentive scheme of the Company) to any person who is not already a party to the Shareholders Agreement that such person executes a deed of ratification and accession under which such person shall agree to be bound by and shall be entitled to the benefit of Shareholders Agreement as if an original party hereto.

RIGHTS OF THE SERIES A PREFERENCE SHARES

28.                               Dividend Rights of the Series A Preference Shares:

(a)                                 The Series B Preference Shares and Series A Preference Shares shall, with respect to dividend rights and rights on liquidation, dissolution, or winding up, rank senior to the Ordinary Shares in the capital of the Company, now or hereafter authorised; provided however that the foregoing shall not in any manner prejudice or affect any liquidation preference or priorities of the Series B Preference Shares vis-à-vis the Series A Preference Shares, or the Ordinary Shares or any liquidation preferences or priorities of the Series A Preference Shares vis-à-vis the Ordinary Shares.

(b)                                 The holders of Series B Preference Shares and the holders of Series A Preference Shares and shall be entitled to receive, on a pari passu basis, as, when, and if declared by the board of directors of the Company, dividends out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, at an annual rate of eight per cent (8%) of the applicable Series B Issue Price or Series A Issue Price, as the case may be (“Preferred 8% Dividend”).  Such dividends shall be non-cumulative.

(c)                                  Without prejudice to the generality of Article 28(b) above, no dividends or other distributions shall be made or declared, whether in cash, in property, or in any Shares, with respect to any class or series of Shares, unless an equivalent dividend in like amount and kind is first declared and first paid in full on all issued Preference Shares on an as-if converted basis. All dividends paid on Preference Shares shall be payable in cash, in US$.

(d)                                 The Directors of the Company may fix a record date for the determination of holders of Preference Shares entitled to receive payment of the dividends payable pursuant to this Article, which record date shall not be more than thirty (30) days nor less than ten (10) days prior to the date on which any such dividend is paid.

29.                               Conversion Rights, Conversion Ratio and Conversion Price

(a)                                 The Series A Preference Shares shall be convertible into Ordinary Shares at the Conversion Ratio. The initial Conversion Price for each Series A Preference Share is equivalent to the Entry Price for that Series A Preference Share.

(b)                                 the Conversion Price and/or Conversion Ratio shall be adjusted from time to time in accordance with Article 30 below.

(c)                                  The right of conversion may be exercised at any time and from time to time.

(d)                                 Unless any Series A Shareholder has exercised its right of conversion in accordance with the terms herein, the right of conversion shall be automatically exercised and deemed exercised in the event of the closing of a Qualifying IPO (an “Automatic Conversion”).

(e)                                  Except in relation to an Automatic Conversion, the Series A Preference Shares shall be convertible in the following manner:

(i)                                     any Series A Shareholder shall serve a notice on the Company that it intends to exercise its right of conversion (accompanied by the relative share certificates for the Series A Preference Shares) and conversion shall take place within fourteen (14) days from the date of such notice (the “Conversion Date”). A conversion notice once given may not be withdrawn without the consent in writing of the Company;

(ii)                                  on the Conversion Date, the Company shall issue to such Series A Shareholder, the relevant share certificate(s) for such number of Conversion Shares arising from its exercise of the right of conversion and shall enter the name of such Series A Shareholder in the register of members as the holder of the aforesaid Conversion Shares;

(iii)                               if any fractions of Conversion Shares shall arise on conversion of the Series A Preference Shares, such fractions shall be rounded down to the nearest whole number;

(iv)                              conversion of such Series A Preference Shares as are due to be converted as aforesaid on the Conversion Date shall be effected in such manner as the Directors shall, subject to these Articles or other applicable laws or regulations may allow, from time to time determine, provided always that the Series A Preference Shares shall upon conversion and upon issuance of the relevant Conversion Shares, be cancelled and shall not thereafter be reissued; and

(v)                                 the Company shall, within seven (7) days of the Conversion Date and in exchange for the certificates in respect of the relevant Series A Preference Shares, deliver the share certificates in respect of the Conversion Shares into which such Series A Preference Shares are converted, and any balance certificate for any Series A Preference Shares which remain unconverted to the relevant holder of such Shares. Any certificate to be despatched by the Company pursuant to the provisions hereunder shall be sent by registered post at the risk of the converting Series A Preference Shares holder.

30.                               Adjustments to the Conversion Ratio and/or Conversion Price:

(a)                                 Appropriate adjustments will be made to the Conversion Ratio and/or Conversion Price in the event of any share dividend, share split, recapitalisation, subdivision, combination, bonus issue, rights issue and other change in capital structure of the Company. The purpose of such adjustments shall be to protect and prevent the dilution (in any way whatsoever) of the Series A Preference Shares holders’ equity interest in the Company arising from the conversion of the Series A Preference Shares into Conversion Shares. None of the above proposed alterations of capital in the Company shall be implemented if such implementation shall require the holders of Series A Preference Shares to provide additional funds for the subscription of new shares to prevent dilution of the Series A Preference Shares holders’ equity interest.

(b)                                 The following circumstances shall not require an adjustment to the Conversion Ratio and/or Conversion Price:

(i)                                     any Shares issued upon conversion of any of the Series A Preference Shares, or as a dividend or distribution on the Series A Preference Shares;

(ii)                                  Ordinary Shares (or options to purchase such Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any employee share option plan adopted by the Company; and

(iii)                               the issuance of Shares pursuant to the exercise of warrants issued by the Company in accordance with the Innoven Warrants Instrument, DBS Warrants Instrument and IVP Warrants Instrument.

(c)                                  Save for the circumstances at Article 30(b) above, where there are issuances of Ordinary Shares or preference shares or securities convertible into or exchangeable for shares by the Company at a subscription price per Ordinary Share (on a fully-diluted basis) which is less than the Conversion Price (as adjusted from time to time) paid or deemed to be paid by the holders of Series A Preference Shares, the Conversion Price shall be adjusted proportionally on a broad-based weighted-average basis based on the mechanism set out below:

CP2	=	CP1	X	SO1 + (C/CP1)
SO2

Where:

CP1	=	The Conversion Price in effect immediately prior to the issuance of the new securities.

CP2	=	The Conversion Price in effect immediately after the issuance of the new securities.

SO1	=	The total number of Ordinary Shares outstanding immediately prior to issuance of the new securities on a Fully Diluted basis.

SO2	=	The total number of Ordinary Shares outstanding immediately after the issuance of the new securities on a Fully Diluted basis.

C	=	The total consideration received by the Company for the issuance of the new securities.

(d)                                 No fractional Ordinary Shares shall be issued upon conversion of any Series A Preference Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Series A Preference Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Ordinary Share’s fair market value (as determined by the board of directors of the Company) on the date of conversion.

31.                               Redemption

(a)                                 The Company shall be obliged upon written notice by a holder of Series A Preference Shares to redeem all or such part of the Series A Preference Shares (as determined by the holder of Series A Preference Shares and notified to the Company) in full at the Series A Redemption Amount at any time on or after the occurrence of a Redemption Event.

(b)                                 The Series A Preference Shares shall be redeemable in the following manner:

(i)                                     any holder of Series A Preference Shares shall be entitled to serve a notice on the Company upon the occurrence of a Redemption Event and redemption of all or such part of the Series A Preference Shares (as determined by the Series A Preference Shares holder and notified to the Company) held by that holder shall take place within five (5) Business Days from the date of such notice; and

(ii)                                  at the time and place so fixed by the holders of Series A Preference Shares, each redeeming holder of Series A Preference Shares shall be bound to surrender to the Company the certificate(s) for its Series A Preference Shares to be redeemed and the Company shall pay to the holder of Series A Preference Shares the amount payable in respect of such redemption.

(c)                                  The redemption amount payable by the Company upon the redemption of the Series A Preference Shares (the “Series A Redemption Amount”) shall be an amount equal to the aggregate respective Entry Prices for all (in which case would be the respective Series A Consideration Amounts) or such part of the Series A Preference Shares (as determined by the holder of Series A Preference Shares and notified to the Company) to be redeemed plus an annual compounded rate of return of 8% on the aggregate respective Entry Price (of each Series A Preference Share being redeemed) from the date of issue and allotment until the date of full repayment of the Series A Redemption Amount together with a sum equal to any arrears, deficiency or accruals of the Preferred 8% Dividend (if declared and unpaid), such arrears, deficiency or accruals to be calculated down to the date of full repayment.

(d)                                 In the event that the Company has insufficient funds to redeem the shares of all the redeeming holders of Series A Preference Shares and Series B Preference Shares, each such holder of Series A Preference Shares shall be entitled to and receive an amount of the Company’s available funds in proportion to each of their Series A Redemption Amounts vis-à-vis the entire Series A Redemption Amount and Series B Redemption Amount.

32.                               Voting Rights

Each Series A Preference Share shall have the same voting rights as an Ordinary Share and shall carry one vote per Series A Preference Share, and shall be entitled to vote together with the Ordinary Shares on an “as-if converted” basis on all matters submitted to a vote of the shareholders of the Company. The holders of the Series A Preference Shares shall be entitled to receive notices of, and attend, speak and vote at, any meetings of the shareholders of the Company.

33.                               Each Series A Preference Shareholder shall have the pre-emptive rights and will be subject to the transfer restrictions as set out in these Articles.

34.                               Series A Protective Provisions

In addition to any other requirements specified by applicable laws and these Articles including, without limitation, Article 46 and the Shareholder Reserved Matters, for so long as there are any Series A Preference Shares in issue and remaining unconverted, the affirmative vote of shareholders of the Company who on that date represent at least fifty-one per cent (51%) of the Series A Preference Shares shall be required for the following (the “Series A Reserved Matters”):

(a)                                 any action (including altering any provision of the Memorandum of the Company of these Articles) that alters or changes the rights, preferences, privileges, powers of or restrictions on the Series A Preference Shares;

(b)                                 creates any new shares having preference over or being on parity with the Series A Preference Shares;

(c)                                  increases the number of Series A Preference Shares or subdivides the Series A Preference Shares;

(d)                                 results or gives rise to a capital reduction;

(e)                                  increase or decrease the number of Series A Preference Shares or of any preferred class of Shares;

(f)                                   any action that effects a reclassification of any outstanding Share of the Company;

(g)                                  the authorization or creation (by reclassification or otherwise) of any new class or series of Shares having rights, preferences, privileges or powers with respect to dividends or liquidation senior to or on a parity with the Series A Preference Shares or having voting rights other than those granted to any preferred class of Shares generally;

(h)                                 any transaction or series of transactions deemed to be a Liquidation Event;

(i)                                     any merger, sale of assets or other corporate reorganization or acquisition of or by the Company;

(j)                                    the voluntary liquidation or dissolution of the Company;

(k)                                 any change the size or composition of the board of directors of the Company;

(l)                                     the creation or authorization of the creation of any debt security if the Company’s aggregate indebtedness would exceed US$100,000 other than equipment leases or bank lines of credit, unless such debt security has received the prior approval of the board of directors;

(m)                             acquisition by the Company of a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;

(n)                                 declaration or payment of any dividend or distribution to Shareholders or approve any repurchase with respect to any preferred class of shares of the Company (except as otherwise provided in these Articles) or the Ordinary Shares;

(o)                                 increase the number of shares of the Company authorized for issuance under any existing share or option plan or create any new share or option plan; or

(p)                                 any repurchase of the Ordinary Shares other than pursuant to any share or option plan approved by the board of directors of the Company.

35.                               Weighted Voting

Where any Series A Reserved Matter requires approval by an Ordinary Resolution or by a Special Resolution in accordance with the Companies Law and it receives sufficient affirmative votes for it to be approved in accordance with the Companies Law but such matter did not receive the affirmative vote of Shareholders who on that date represent at least fifty-one per cent (51%) of the Series A Preference Shares, the voting on such Ordinary Resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the Series A Preference Shareholders that voted against such Ordinary Resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such Ordinary Resolution or Special Resolution plus one.

36.                               Qualifying IPO & Registration Rights

(a)                                 In the event that the Company secures approval for a Qualifying IPO of its shares, each of the holders of Series A Preference Shares shall be entitled to offer its shares as vendor shares for sale in the Qualifying IPO.

(b)                                 In the event of a Qualifying IPO, all Series A Preference Shares shall be converted into Ordinary Shares, if necessary, listed, quoted and freely traded on a Recognised Exchange. In the event of a Qualifying IPO on a Recognised Exchange in the United States of America, the Company shall enter into an agreement, on terms and conditions satisfactory to the majority of the holders of Series A Preference Shares pursuant to which the holders of Series A Preference Shares shall be granted the following rights:

(i)                                     S-3 Rights: Subject to customary underwriter cutback provisions, the holders of Series A Preference Shares shall be entitled to unlimited demand registrations on Form S-3 or its equivalent (if available to the Company) so long as such registered offerings are not less than US$2,000,000.

(ii)                                  Company Registration: Each of the holders of Series A Preference Shares shall be entitled to unlimited “piggy-back” registration rights on all registrations of the Company (save for employee plans or Rule 144 transactions) or on any demand registrations subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions. If any of the holders of Series A Preference Shares are so limited, however, no party shall sell shares in such registration other than the Company, invoking the demand registration. Unless the registration is with respect to the Company’s initial public offering, in no event shall the shares to be sold by the holders of Series A Preference Shares be reduced below 30% of the total amount of shares included in the registration. No shareholder of the Company shall be granted piggyback registration rights which would reduce the number of shares includable by the holders of the Ordinary Shares issued on conversion of the Series A Preference Shares (“Registrable Shares”) in such registration without the consent of the holders of at least a majority of the Registrable Shares.

(iii)                               Demand Rights: If any of the holders of Series A Preference Shares holds more than 50% of the outstanding preference shares of the Company, including Registrable Shares, such holder of Series A Preference Shares may request that the Company file a registration statement, the Company will use its best efforts to cause such shares to be registered. The Company shall have the right to delay such registration under certain reasonable circumstances for one period not in excess of ninety (90) days in any twelve (12) month period.

(c)                                  The Company shall not be obliged to effect more than two (2) registrations under these demand right provisions, and shall not be obliged to effect a registration (i) during the one hundred eighty (180) day period commencing with the date of the Company’s initial public offering, or (ii) if it delivers notice to the holders of the Registrable Shares within thirty (30) days of any registration request of its intent to file a registration statement for such initial public offering within ninety (90) days.

(d)                                 Save for the registration rights granted to each of the holders of Series A Preference Shares, the Company shall not grant registration rights to any party. All reasonable expenses incurred in respect of the Qualifying IPO shall be borne by the Company, save for expenses related to underwriting, discounts and commissions.

RIGHTS OF THE SERIES B PREFERENCE SHARES

37.                               Dividend Rights of the Series B Preference Shares:

(a)                                 The Series B Preference Shares and Series A Preference Shares shall, with respect to dividend rights and rights on liquidation, dissolution, or winding up, rank senior to the Ordinary Shares in the capital of the Company, now or hereafter authorised; provided however that the foregoing shall not in any manner prejudice or affect any liquidation preference or priorities of the Series B Preference Shares vis-à-vis the Series A Preference Shares, or the Ordinary Shares or any liquidation preferences or priorities of the Series A Preference Shares vis-à-vis the Ordinary Shares.

(b)                                 The holders of Series B Preference Shares and the holders of Series A Preference Shares and shall be entitled to receive, on a pari-passu basis, as, when, and if declared by the board of directors of the Company, dividends out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, at an annual rate of eight per cent (8%) of the applicable Series B Issue Price or Series A Issue Price, as the case may be (“Preferred 8% Dividend”).  Such dividends shall be non-cumulative.

(c)                                  Without prejudice to the generality of Article 37(b), above, no dividends or other distributions shall be made or declared, whether in cash, in property, or in any Shares, with respect to any class or series of Shares, unless an equivalent dividend in like amount and kind is first declared and first paid in full on all issued Preference Shares on an as-if converted basis. All dividends paid on Preference Shares shall be payable in cash, in US$.

(d)                                 The Directors of the Company may fix a record date for the determination of holders of Preference Shares entitled to receive payment of the dividends payable pursuant to this Article, which record date shall not be more than thirty (30) days nor less than ten (10) days prior to the date on which any such dividend is paid.

38.                               Conversion Rights, Conversion Ratio and Conversion Price

(a)                                 The holders of Series B Preference Shares shall be entitled, at any time after issuance of such Series B Preference Share, to convert the Series B Preference Shares into issued, fully paid-up Ordinary Shares in the enlarged share capital of the Company at the Conversion Price. The initial Conversion Price for each Series B Preference Share is equivalent to the Series B Issue Price.

(b)                                 the Conversion Price and/or Conversion Ratio shall be adjusted from time to time in accordance with Article 39 below.

(c)                                  The right of conversion may be exercised at any time and from time to time.

(d)                                 Unless any Series B Preference Shareholder has exercised its right of conversion in accordance with the terms herein, all (and not some only) of the Series B Preference Shares shall automatically convert into Ordinary Shares upon (i) the holders of at least 85% of the outstanding Series B Preference Shares consenting to such conversion, or (ii) the closing of a Qualifying IPO at the Conversion Ratio, subject to the anti-dilution provisions in Article 39.

(e)                                  Except in relation to an automatic conversion under Article 30 (d), the Series B Preference Shares shall be convertible in the following manner:

(i)                                     each holder of an outstanding Series B Preference Share may at any time and from time to time deliver to the Company not less than thirty (30) days’ notice in writing of its desire to convert such Series B Preference Share (the “Conversion Notice”), such Conversion Notice to specify the number of Series B Preference Shares to be converted and to be accompanied by the share certificate(s) covering such Series B Preference Shares;

(ii)                                  upon receipt of any Conversion Notice and the documents specified in preceding paragraph above, the Company shall, as soon as is practicable, record the conversion in the books of the Company and issue a new share certificate for the number of Ordinary Shares issuable on account of such conversion in favor of such holder of Series B Preference Shares;

(iii)                               the conversion shall be deemed to have been made at the close of business of the date on which the certificates covering such Series B Preference Shares to be converted were received by the Company and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder such Ordinary Shares on such date;

(iv)                              if any fractions of Conversion Shares shall arise on conversion of the Series B Preference Shares, such fractions shall be rounded down to the nearest whole number;

(v)                                 conversion of such Series B Preference Shares as are due to be converted as aforesaid shall be effected in such manner as the Directors shall, subject to to the Memorandum and these Articles or other applicable laws or regulations may allow, from time to time determine, provided always that the Series B Preference Shares shall upon conversion and upon issuance of the relevant Conversion Shares, be cancelled and shall not thereafter be reissued; and

(vi)                              the Company shall, within seven (7) days of the conversion Date and in exchange for the certificates in respect of the relevant Series B Preference Shares, deliver the share certificates in respect of the Conversion Shares into which such Series B Preference Shares are converted, and any balance certificate for any Series B Preference Shares which remain unconverted to the relevant holder of such Shares. Any certificate to be despatched by the Company pursuant to the provisions hereunder shall be sent by registered post at the risk of the converting Series B Preference Shares holder.

39.                               Adjustments to the Conversion Ratio and/or Conversion Price:

(a)                                 Appropriate adjustments will be made to the Conversion Ratio and/or Conversion Price in the event of any share dividend, share split, recapitalisation, subdivision, combination, bonus issue, rights issue and other change in capital structure of the Company. The purpose of such adjustments shall be to protect and prevent the dilution (in any way whatsoever) of the Series B Preference Shares holders’ equity interest in the Company arising from the conversion of the Series B Preference Shares into Conversion Shares. None of the above proposed alterations of capital in the Company shall be implemented if such implementation shall require the holders of Series B Preference Shares to provide additional funds for the subscription of new shares to prevent dilution of the Series A Preference Shares holders’ equity interest.

(b)                                 The following circumstances shall not require an adjustment to the Conversion Ratio and/or Conversion Price:

(i)                                     any Shares issued upon conversion of any of the Series B Preference Shares, or as a dividend or distribution on the Series B Preference Shares;

(ii)                                  Ordinary Shares (or options to purchase such Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any ESOP adopted by the Company;

(iii)                               any issuance of Shares pursuant to the exercise of warrants issued under the Innoven Warrants Instrument, DBS Warrant Instrument and IVP Warrants Instrument;

(iv)                              any issuance of Shares in connection with a Qualifying IPO; and

(v)                                 any issuance of Shares pursuant to Share splits made pursuant to these Articles.

(c)                                  Save for the circumstances at Article 39(b)30(b) above, where there are issuances of Ordinary Shares or preference shares or securities convertible into or exchangeable for shares by the Company at a subscription price per share (on a fully-diluted basis) which is less than the Conversion Price (as adjusted from time to time) paid or deemed to be paid by the holders of Series B Preference Shares, the Conversion Price shall be adjusted proportionally on a broad-based weighted-average basis based on the mechanism set out below:

CP2	=	CP1	X	SO1 + (C/CP1)
SO2

Where:

CP1	=	The Conversion Price in effect immediately prior to the issuance of the new securities.

CP2	=	The Conversion Price in effect immediately after the issuance of the new securities.

SO1	=	The total number of Ordinary Shares outstanding immediately prior to issuance of the new securities on a Fully Diluted basis.

SO2	=	The total number of Ordinary Shares outstanding immediately after the issuance of the new securities on a Fully Diluted basis.

C	=	The total consideration received by the Company for the issuance of the new securities.

(d)                                 No fractional Ordinary Shares shall be issued upon conversion of any Series B Preference Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Series B Preference Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Ordinary Share’s fair market value (as determined by the board of directors of the Company) on the date of conversion.

40.                               Redemption

(a)                                 The Company shall be obliged upon written notice by a holder of Series B Preference Shares to redeem all or such part of the Series B Preference Shares (as determined by the holder of Series B Preference Shares and notified to the Company) in full at the Series B Redemption Amount at any time on or after the occurrence of a Redemption Event.

(b)                                 The Series B Preference Shares shall be redeemable in the following manner:

(i)                                     at any time following a Redemption Event, each Series B Preference Shareholder who intends to have its Series B Preference Shares redeemed shall give fifteen (15) days’ notice to the other Series B Preference Shareholders of such intention to have its Series B Preference Shares redeemed; and

(ii)                                  thereafter, each of the Series B Preference Shareholders who intend to have their Series B Preference Shares redeemed shall, upon giving fifteen (15) further days’ notice to the Company, be entitled to require the Company to redeem all or part of the unconverted outstanding Series B Preference Shares (such number of Series B Preference Shares to be redeemed to be stated in the notice) at the Series B Redemption Amount.

(c)                                  The redemption amount payable by the Company upon the redemption of the Series B Preference Shares (the “Series B Redemption Amount”) shall be an amount equal to the aggregate Series B Issue Price for all or such part of the Series B Preference Shares (as determined by the holder of Series B Preference Shares and notified to the Company) to be redeemed plus all declared or accrued but unpaid dividends and an annual compounded rate of return of 8% on the aggregate Series B Issue Price from the date of issue and allotment until the date of full repayment of the Series B Redemption Amount together with a sum equal to any arrears, deficiency or accruals of the Preferred 8% Dividend (if declared and unpaid), such arrears, deficiency or accruals to be calculated down to the date of full repayment.

(d)                                 In the event that the Company has insufficient funds to redeem the shares of all the redeeming holders of Series A Preference Shares and Series B Preference Shares, each such holder of Series B Preference Shares shall be entitled to and receive an amount of the Company’s available funds in proportion to each of their Series B Redemption Amounts vis-à-vis the entire Series A Redemption Amount and Series B Redemption Amount.

41.                               Voting Rights

Each Series B Preference Share shall have the same voting rights as an Ordinary Share and shall carry one vote per Series B Preference Share, and shall be entitled to vote together with the Ordinary Shares on an “as-if converted” basis on all matters submitted to a vote of the shareholders of the Company. The holders of the Series B Preference Shares shall be entitled to receive notices of, and attend, speak and vote at, any meetings of the shareholders of the Company.

42.                               Each Series B Preference Shareholder shall have the pre-emptive rights and will be subject to the transfer restrictions as set out in these Articles.

43.                               Series B Protective Provisions

In addition to any other requirements specified by applicable laws and these Articles including, without limitation, Article 46 and the Shareholder Reserved Matters, for so long as there are any Series B Preference Shares in issue and remaining unconverted, the affirmative vote of shareholders of the Company who on that date represent at least eighty-five per cent (85%) of the Series B Preference Shares, voting separately as a class, shall be required for the following (the “Series B Reserved Matters”):

(a)                                 any amendment of the Memorandum or Articles or byelaws or other charter constitutional documents of the Company, whether or not described herein below;

(b)                                 any amendment or variation of any rights, privileges, powers of or protection enjoyed by or restrictions on the holders of Series B Preference Shares and Series A Preference Shares;

(c)                                  increase or decrease the authorised number of preference shares or any series of preference shares;

(d)                                 the authorization or issuance of any shares or securities convertible into or exchangeable for shares of any class or series in the Company ranking senior to or on parity with the Series B Preference Shares including but not limited to liquidation, redemption or dividend rights or privileges;

(e)                                  any change in the authorised number, manner of election, or term of office of Directors, or the increase or decrease of the size of the Board of the Company;

(f)                                   the declaration, payment or distribution of any dividends or other distributions (whether in cash or in specie) on any shares of the Company; or any redemption or repurchase of any shares of the Company; or any capital reduction, except for repurchases of shares pursuant to the ESOP;

(g)                                  any merger, acquisition, consolidation, reorganization, or other transaction of or involving the Company in which the shareholders of the Company immediately prior thereto would not hold a majority of the outstanding voting power of each surviving or acquiring company immediately thereafter, or any merger, acquisition, consolidation, reorganization, or other transaction of or involving a subsidiary of the Company in which the Company would not hold a majority of the outstanding voting power of each surviving or acquiring company immediately thereafter;

(h)                                 any transaction or series of transactions deemed to be a liquidation of the Company;

(i)                                     any voluntary winding-up, liquidation or dissolution of the Company or institution of bankruptcy, receivership, judicial management, assignment for the benefit of creditors, or similar insolvency-related proceedings of which the Company is a subject;

(j)                                    the entering into any agreement, transaction, obligation, commitment, understanding, arrangement or liability to lease, licence, sell, transfer or in any other way dispose the whole or substantially the whole of its undertaking, assets or property, the sale or transfer (including a transfer by way of spin-off, split-off, or business separation) of or involving all or a principal part of the Company’s business, assets or intellectual property, including without limitation the sale or other disposal of a subsidiary or the grant of an exclusive license to intellectual property belonging to the Company;

(k)                                 the sale, transfer or grant of any intellectual property relating to the Business except as arising in the ordinary course of business;

(l)                                     the issuance of any shares or securities convertible into or exchangeable for shares of any class or series of the Company, or the issuance of any option, warrant, or other right to purchase shares of, or of any securities convertible into or exchangeable for shares of any class or series of the Company, or the issuance of any debenture, or the Company committing to do any of the foregoing after the Initial Closing Date;

(m)                             encumber or grant a security interest in all or substantially all of the assets of the Company in connection with an indebtedness of the Company;

(n)                                 acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;

(o)                                 declare or pay any dividend or distribution or approve any repurchase with respect to the Preference Shares (excluding redemption of Series B Preference Shares) or the Ordinary Shares;

(p)                                 any amendment, restatement, termination, or material change to any material term of the existing ESOP; any increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan; or any determination or redetermination of the exercise price of any options or shares granted or issued under the existing stock or option plan;

(q)                                 any change in the business of the Company;

(r)                                    any decision to proceed with a Qualifying IPO; and

(s)                                   any agreement, commitment, or corporate resolution to do any of the foregoing.

44.                               Weighted Voting

Where any Series B Reserved Matter requires approval by an Ordinary Resolution or by a Special Resolution in accordance with the Companies Law and it receives sufficient affirmative votes for it to be approved in accordance with the Companies Law but such matter did not receive the affirmative vote of Shareholders who on that date represent at least eighty-five per cent (85%) of the Series B Preference Shares, the voting on such Ordinary Resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the Series B Preference Shareholders that voted against such Ordinary Resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such Ordinary Resolution or Special Resolution plus one.

45.                               Qualifying IPO & Registration Rights

(a)                                 In the event that the Company secures approval for a Qualifying IPO of its shares, each of the holders of Series B Preference Shares shall be entitled to offer its shares as vendor shares for sale in the Qualifying IPO.

(b)                                 In the event of a Qualifying IPO, all Series B Preference Shares shall be converted into Ordinary Shares, if necessary, listed, quoted and freely traded on a Recognised Exchange. In the event of a Qualifying IPO on a Recognised Exchange in the United States of America, the Company shall enter into an agreement, on terms and conditions satisfactory to the majority of the holders of Series B Preference Shares pursuant to which the holders of Series B Preference Shares shall be granted the following rights:

(i)                                     S-3 Rights: Subject to customary underwriter cutback provisions, the holders of Series B Preference Shares shall be entitled to unlimited demand registrations on Form S-3 or its equivalent (if available to the Company) so long as such registered offerings are not less than US$2,000,000.

(ii)                                  Company Registration: Each of the holders of Series B Preference Shares shall be entitled to unlimited “piggy-back” registration rights on all registrations of the Company (save for employee plans or Rule 144 transactions) or on any demand registrations subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions. If any of the holders of Series B Preference Shares are so limited, however, no party shall sell shares in such registration other than the Company, invoking the demand registration. Unless the registration is with respect to the Company’s initial public offering, in no event shall the shares to be sold by the holders of Series B Preference Shares be reduced below 30% of the total amount of shares included in the registration. No shareholder of the Company shall be granted piggyback registration rights which would reduce the number of shares includable by the holders of the Ordinary Shares issued on conversion of the Series B Preference Shares (“Registrable Shares”) in such registration without the consent of the holders of at least a majority of the Registrable Shares.

(iii)                               Demand Rights: If any of the holders of Series B Preference Shares holds more than 50% of the outstanding preference shares of the Company, including Registrable Shares, such holder of Series B Preference Shares may request that the Company file a registration statement, the Company will use its best efforts to cause such shares to be registered. The Company shall have the right to delay such registration under certain reasonable circumstances for one period not in excess of ninety (90) days in any twelve (12) month period.

(c)                                  The Company shall not be obliged to effect more than two (2) registrations under these demand right provisions, and shall not be obliged to effect a registration (i) during the one hundred eighty (180) day period commencing with the date of the Company’s initial public offering, or (ii) if it delivers notice to the holders of the Registrable Shares within thirty (30) days of any registration request of its intent to file a registration statement for such initial public offering within ninety (90) days.

(d)                                 Save for the registration rights granted to each of the holders of Series B Preference Shares, the Company shall not grant registration rights to any party. All reasonable expenses incurred in respect of the Qualifying IPO shall be borne by the Company, save for expenses related to underwriting, discounts and commissions.

MODIFICATION OF RIGHTS

46.                               Without limiting the Series A Reserved Matters and the Series B Reserved Matters, whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than 51% of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by the holders of at least 51% of the issued Shares of the relevant Class, provided that in relation to any amendment or variation that affects the rights attaching to the Series B Preference Shares and not the rights attaching to any other class of Preference Shares, the affirmative vote of Shareholders who on that date represent at least eighty-five per cent (85%) of the Series B Preference Shares is required.  To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him.  For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.  The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

CERTIFICATES

47.                               No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise or as otherwise provided for in the Shareholders Agreement and Merger Agreement.

FRACTIONAL SHARES

48.                               The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

49.                               The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share.  The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable).  The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article.  The Company’s lien on a Share extends to any amount payable in respect of it.

50.                               The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

51.                               For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof.  The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

52.                               The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

53.                               The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’

notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

54.                               The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

55.                               If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

56.                               The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

57.                               The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

58.                               The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

59.                               If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

60.                               The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

61.                               If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

62.                               A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

63.                               A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

64.                               A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

65.                               The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

66.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

67.                               [intentionally left blank]

68.                               The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

69.                               Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

70.                               The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

71.                               All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

RESTRICTIONS ON TRANSFER OF SHARES

72.          Save unless otherwise provided in the Shareholders Agreement and these Articles, no Management Shareholder shall, without the prior consent of all the Major Investors, transfer or otherwise sell, dispose of or deal with (“Transfer”) all or any part of its interest in any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares held by it.

(a)           Any Management Shareholder who desires to Transfer any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares held by it (“Management Transferor”) shall notify the Major Investors of such desire to Transfer (the “Management Transfer Notice”). Such Management Transfer Notice shall specify the number of Ordinary Shares (and other securities convertible into or exercisable for Ordinary Shares) to be sold (the “Management Sale Shares”), the price of the Management Sale Shares (the “Management Prescribed Price”) and the terms of the third party’s offer (if any, and including the identity of such third party); and such Management Transfer Notice remains open until expiration of twenty-one (21) days after receipt of such Management Transfer Notice by the Major Investors (the “Management Prescribed Period”). If at the time of the Management Transfer Notice the Management Transferor has received a bona fide offer for the purchase of the Management Sale Shares from any person, the Management Transferor shall disclose the terms of such offer, and the identity of such person, in the Management Transfer Notice.

(b)           Each of the Major Investors shall be entitled to a right to decline the Transfer of the Management Sale Shares. If any Major Investor fails to decline the Transfer during the Management Prescribed Period, such Major Investor shall be deemed to have consented to the Transfer.

73.          Transfer by Management Shareholders

(a)           Subject to Article 74 and the other provisions of the Shareholders Agreement and the Articles and provided always that consent of all Major Investors have been sought pursuant to Article 72, any Management Shareholder who desires to Transfer any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares held by it shall give to the Company the Management Transfer Notice and the provisions of Article 72(b) shall apply as if the Company was the Major Investors. The Company is granted a right of first refusal to purchase and or all the Management Sale Shares at the Management Prescribed Price.

(b)           If the Company does not exercise its right of first refusal or does not acquire all of such Management Sale Shares during the Management Prescribed Period, subject as hereinafter mentioned, the Company shall by notice in writing (the “Company’s Notice to Major Investors”) notify the Major Investor(s) (other than the Management Transferor) of the Management Prescribed Price and the number of Management Sale Shares not purchased by the Company (“Remaining Management Sale Shares”), the terms of the third party’s offer (if any, and including the identity of such third party); and the period (the “Second Prescribed Period”) being not less than twenty-one (21) days from the date of the Company’s Notice to Major Investors within which the offer must be accepted or (in default) will lapse.

(c)           The following procedures shall apply to any Transfer of Remaining Management Sale Shares by a Management Transferor:

(i)            the Company shall invite the Major Investors to apply in writing to the Company within the Second Prescribed Period in the Company’s Notice to Major Investors to acquire all or any of the Remaining Management Sale Shares;

(ii)           if a Major Investor shall, within the Second Prescribed Period, indicate its acceptance to acquire all or any of the Remaining Management Sale Shares (the “Acquiring Major Investor”), the Company shall allocate the Remaining Management Sale Shares to or amongst the Acquiring Major Investor(s) pro rata (as nearly as possible) in accordance with the proportion that the Acquiring Major Investor’s respective shareholdings in the Company, provided that no applicant shall be obliged to take more than the maximum number of Remaining Management Sale Shares specified by it;

(iii)          after the Second Prescribed Period, the Company shall forthwith give notice of such allocations made by it pursuant to Article 73(c)(ii) (an “Management Allocation Notice”) to the Management Transferor and the Major Investor(s) to whom the Remaining Management Sale Shares have been allocated pursuant to Article 73(c)(ii) and shall specify in such Management Allocation Notice the place and time (being not earlier than twenty-one (21) days and not later than twenty-eight (28) days after the date of the Management Allocation Notice) at which the sale of the Remaining Management Sale Shares so allocated shall be completed; and

(iv)          if all or any of the Remaining Management Sale Shares are not allocated under Article 73(c)(iii) (the “Second Remaining Sale Shares”), the Management Transferor shall by notice in writing invite each of the Major Investors who have been allocated Remaining Management Sale Shares pursuant to the Management Allocation Notice referred to in Article 73(c)(iii) (collectively, “Management Purchasing Shareholders” and each a “Management Purchasing Shareholder”) to apply in writing to the Management Transferor within seven (7) days of the date of the Management Allocation Notice for all or any of the Second Remaining Management Sale Shares and in the case of competition the Company shall allocate the Second Remaining Management Sale Shares pro rata as nearly as possible in accordance with the proportion that the Acquiring Major Investor’s shareholding in the Company. If, upon the expiry of the said period of seven (7) days, the Management Purchasing Shareholders do not, on a collective basis, apply to purchase all the Second Remaining Management Sale Shares, the Company shall be entitled to notify the Management Shareholders by written notice to sell all (but not some only) of the Second Remaining Management Sale Shares, at a price not less than the Management Prescribed Price and on terms no more favourable than as had been offered to the Major Investors, to any person or persons as the Management Transferor may choose, provided that such sale takes place within the 3-month period referred to in Article 73(e).

(d)           If the Management Sale Shares offered pursuant to Article 73(c) are taken up by any of the Major Investors (other than the Management Transferor) and/or the Company, the Management Transferor shall be bound, upon payment of the Management Prescribed Price, to transfer such Management Sale Shares to the purchasing Major Investor(s) and/or the Company. If, after becoming so bound, the Management Transferor makes default in transferring the Management Sale Shares, the Company shall be entitled to receive the purchase money and the Management Transferor shall be deemed to have appointed the Chairman of the Board or, where the Chairman is a Director appointed by the Management Transferor, any Director (other than a Director appointed by the Management Transferor) or Secretary, as its agent and lawful attorney to execute, complete and deliver a transfer of the Management Sale Shares to the purchasing Major Investor(s) and/or the Company, and, upon execution of such transfer, the Company shall hold the purchase money on trust for the Management Transferor.  The receipt by the Company of the purchase money shall be a good discharge to each purchasing Major Investors and/or the Company and, after such purchasing Major Investors and/or the Company’s name has been registered as the holder of the Management Sale Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person.

(e)           During the three (3) months following either:

(i)            the expiry of the Second Prescribed Period referred to in Article 73(b), the Management Transferor shall be at liberty to transfer to any person at a price not less than the Management Prescribed Price and on terms no more favourable than as had been offered to the Major Investors and/or the Company, any of the Remaining Management Sale Shares not allocated by the Company in the Management Allocation Notice issued pursuant to Article 73(c)(iii); or

(ii)           if all or any of the Second Remaining Sale Shares are not purchased by the Major Investors , the expiry of the said period of seven (7) days referred to in Article 73(c)(iv), the Management Transferor shall be at liberty to transfer to any person at a price not less than the Management Prescribed Price and on terms no more favourable than as had been offered to the Major Investors, the remaining Second Remaining Sale Shares not purchased by the Major Investors.

74.          Co-Sale Right: Subject to Article 73, the co-sale right under this Article shall apply to any sale, transfer or disposal of any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares by a Management Shareholder (“Co-Sale Offeror”) to a third party prospective buyer (“Co-Sale Purchaser”).

(a)           In the event that the Co-Sale Offeror receives a bona fide offer to purchase any Shares from a third party, the Co-Sale Offeror shall provide a notice in writing (“Co-Sale Notice”) to each of the other Shareholders (other than the Management Shareholders) (each a “Co-

Seller”) with a copy to the Company, specifying the number of Shares to be sold by the Co-Sale Offeror (“Co-Sale Shares”), the nature and material terms of such offer, the consideration to be paid, and the name and address of the Co-Sale Purchaser.

(b)           Each Co-Seller shall have the right, exercisable upon written notice (“Co-Sale Acceptance”) to the Co-Sale Offeror with a copy to the Company, to be given within thirty (30) days after receipt of the Co-Sale Notice, specifying the number of Shares that such Co-Seller is exercising its right of co-sale in relation to (which shall be no more than the Co-Sale Limit applicable to such Co-Seller) (“Co-Seller Shares”), to participate in the sale, transfer or disposition of the Co-Sale Offeror’s Shares, on the same terms and conditions indicated in the Co-Sale Notice (or the actual terms of the proposed transfer, if more favourable to such Co-Seller).

(c)           Upon receipt of the Co-Sale Acceptance(s), the Co-Sale Offeror shall procure that the Co-Sale Purchaser shall acquire all Co-Seller Shares in priority to and simultaneously with the acquisition of Co-Sale Shares.

(d)           In the event that any Co-Seller does not exercise its allocated right to co-sell Shares up to its respective Co-Sale Limit, the other Co-Sellers shall be entitled to take up such allocation pro-rata amongst themselves (vis-à-vis the proportion that each such Co-Seller’s Shares bears to the total number of Shares held by such Co-Sellers).

(e)           A Co-Seller shall at its sole discretion be entitled (but not obliged) to sell any or all of its Shares up to the Co-Sale Limit.

(f)            The Co-Sale Offeror may not sell, transfer or dispose of its Shares if the Co-Sale Purchaser does not purchase all Co-Seller Shares in priority to and simultaneously with the acquisition of Co-Sale Shares, and on terms not less favourable than that set out in the Co-Sale Notice (or the actual terms of the proposed transfer, if more favourable to such Co-Seller).

75.          Drag Along Right: If at any time any one or more Shareholder(s) holding fifty per cent. (50%) or more of the Company’s Fully Diluted issued share capital (including the Lead Investors) (the “Drag Majority”) shall desire to sell, transfer or otherwise dispose of all its Shares to a third party, such transfer being a bona fide transfer on commercial arms-length terms and the third party purchaser wishes to purchase all of the Company’s Fully Diluted issued share capital at a purchase price per share above US$2.60, the Drag Majority may (but shall not be required to), prior to completing any sale or transfer of its Shares to the third party purchaser, give written notice (a “Drag-Along Notice”) to the other Shareholders (the “Dragged Shareholder”) informing them of such intention and the terms and price of such sale and transfer, and that they require the Dragged Shareholders to also sell all their Shares to the third party purchaser on the same terms and at the same price as that applicable to the Shares of the Drag Majority. Accordingly, the Drag Majority shall be deemed to have waived its rights of first refusal (if any) in respect of the Shares of the other Dragged Shareholders.

76.          Upon receipt of a Drag-Along Notice, the Dragged Shareholders shall be deemed to have waived their rights of first refusal (if any) in respect of the Shares to be transferred pursuant to the Drag-

Along Notice, and shall be bound to transfer all of its Shares (“Drag-Along Shares”) to the third party purchaser on such date and upon payment of the sale price, in accordance with the Drag-Along Notice. If any of the Dragged Shareholders after having become bound as aforesaid makes default in transferring the Drag-Along Shares, the Company may receive the purchase money and the relevant Dragged Shareholder in default shall be deemed to have appointed any Director (other than a Director appointed by the Shareholder in default), as its agent to execute a transfer of the Drag-Along Shares to the third party purchaser, and upon the execution of such transfer(s) the Company shall hold the purchase money in trust for the Dragged Shareholder in default.  The receipt by the Company of the purchase money shall be a good discharge to the third party purchaser, and after the name of the third party purchaser has been registered as the holder of the Drag-Along Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person.  The Dragged Shareholders shall do all things, including the execution and delivery of such instruments of conveyance and transfer the taking of such other action including executing and delivering any shareholder consents or resolutions, purchase agreements, merger agreements, escrow agreements or related documents, as may be necessary or otherwise required by the Drag Majority to approve and effect the sale of such Shares.

77.          It shall be a condition precedent to the right of any Shareholder to transfer Shares that the transferee of the relevant Shares, (the “Transferee”), if not already bound by the provisions of the Shareholders Agreement, executes in such form as may be reasonably required by and agreed between the other Shareholder(s) a deed of ratification and accession under which the Transferee shall agree to be bound by and shall be entitled to the benefit of the Shareholders Agreement as if an original party hereto. The Company shall not register any Transferee as the holder of any Shares in the capital of the Company unless such a deed of ratification and accession has been executed by such Transferee. Upon registration, such Transferee shall rank pari passu in all respects with all other then existing Shareholders of the same class(es).

78.          Compulsory Transfers: A Shareholder shall be deemed to have constituted the Company as its agent for the sale of all the Shares held by such Shareholder (the “Defaulting Shareholder”) in any of the following events, in each case, resulting in a Material Adverse Change:

(a)           a creditor attaches, seizes or takes possession of or a liquidator, receiver or similar officer is appointed in respect of or a distress, execution or other process is effected against any of the Shares held by the Defaulting Shareholder or any other assets of the Defaulting Shareholder which are significant in relation to the ability of the Defaulting Shareholder to observe its obligations under the Shareholders Agreement and such attachment, seizure, possession, appointment, distress, execution or process is not discharged or discontinued within fourteen (14) days;

(b)           the Defaulting Shareholder is unable to pay its debts as they fall due or begins negotiations with one or more of its creditors with a view to a reconstruction, readjustment or rescheduling of all or a material part of its debts or proposes or enters into any compromise, composition or other arrangement for the benefit of its creditors generally or any proceedings are commenced in relation to the Defaulting Shareholder under any law relating to reconstruction, readjustment or rescheduling of debts;

(c)           the Defaulting Shareholder or any other person takes any action or any legal proceedings are started or other steps taken for (i) the Defaulting Shareholder to be adjudicated bankrupt or insolvent or (ii) the winding-up, liquidation or dissolution of the Defaulting Shareholder; or

(d)           the Defaulting Shareholder or any controlling ultimate beneficial owner of such Defaulting Shareholder shall have been convicted of any offence (other than a traffic offence) or had judgment given against such person in any civil proceedings in Singapore or elsewhere involving fraud, misrepresentation or dishonesty and which materially and adversely affects or is likely to adversely affect the financial position, prospects, condition, business operations or general affairs of the Company.

79.          Within seven (7) days of the occurrence of any event listed in Article 78, the Company shall, on behalf of the Defaulting Shareholder, offer all the Shares held by the Defaulting Shareholder (the “Default Sale Shares”) to the other Shareholders by notice in writing (the “Company’s Notice”) notify the Shareholders (other than the Defaulting Shareholder) of the number of Default Sale Shares and Default Share Price (as defined below), the identity of the Defaulting Shareholder) and the Company’s Notice shall specify the period (the “Prescribed Period”) being a date falling thirty (30) days from the date on which the Default Sale Price is determined within which the offer must be accepted or (in default) will lapse. For purposes of Articles 72 to 87, the price for the Default Sale Shares per share shall be Fair Price of the Default Sale Shares per share as determined based by a reputable, independent firm of accountants (the “Expert”), shall be elected by the Defaulting Shareholder and the Company (the “Default Sale Price”).

80.          The following procedures shall apply to any transfer of Default Sale Shares by a Defaulting Shareholder

(a)           the Company shall invite the Shareholders to apply in writing to the Company within the Prescribed Period in the Company’s Notice for up to their pro rata proportion of the total Default Sale Shares (such proportion being the proportion that each Shareholder’s number of Preference Shares (on an as-if converted basis) bears to the total number of Preference Shares (on converted Fully Diluted basis)) as it shall specify in such application;

(b)           if the other Shareholders shall within the Prescribed Period apply for all or any of the Default Sale Shares, the Company shall allocate the Default Sale Shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicant Shareholders and in the case of competition pro rata (as nearly as possible) in accordance with the proportion that the applicant Shareholders’ respective shareholdings in the Company bear to one another, provided that no applicant shall be obliged to take more than the maximum number of Default Sale Shares specified by it;

(c)           after the Prescribed Period, the Company shall forthwith give notice of such allocations made by it pursuant to Article 80(b) (an “Allocation Notice”) to the Defaulting Shareholder and the Shareholders to whom the Default Sale Shares have been allocated pursuant to Article 80(b) and shall specify in such Allocation Notice the place and time (being not earlier than twenty-one (21) days and not later than twenty-eight (28) days after the date of the

Allocation Notice) at which the sale of the Default Sale Shares so allocated shall be completed; and

(d)           if the Shareholders do not, on a collective basis, apply to purchase all the Default Sale Shares pursuant to Article 80(b), the Defaulting Shareholder shall by notice in writing invite each of the Shareholders which have been allocated Default Sale Shares pursuant to the Allocation Notice referred to in Article 80(c) (collectively, “Purchasing Shareholders” and each a “Purchasing Shareholder”) to apply in writing to the Defaulting Shareholder within seven (7) days of the date of the Allocation Notice for all or any of the Default Sale Shares not allocated under Article 80(c) (the “Remaining Default Sale Shares”) and in the case of competition the Company shall allocate the Remaining Default Sale Shares pro rata as nearly as possible in accordance with the proportion that the applicant Shareholders’ respective shareholdings in the Company bear to one another.  If, upon the expiry of the said period of seven (7) days, the Purchasing Shareholders do not, on a collective basis, apply to purchase all the Remaining Default Sale Shares, the balance may within the following twenty-one (21) days be:

(i)            subject to any applicable laws, repurchased by the Company at a price that is not lower than the Default Sale Price; or

(ii)           transferred only to a person approved in writing by the Board at a price that is not lower than the Default Sale Price.

81.          If the Default Sale Shares offered pursuant to Article 80 are taken up by any of the Shareholders (other than the Defaulting Shareholder), the Defaulting Shareholder shall be bound, upon payment of the Default Share Price, to transfer such Default Sale Shares to the Purchasing Shareholder(s).  If, after becoming so bound, the Defaulting Shareholder makes default in transferring the Default Sale Shares, the Company shall be entitled to receive the purchase money and the Defaulting Shareholder shall be deemed to have appointed the Chairman of the Board or, where the Chairman is a Director appointed by the Defaulting Shareholder, any Director (other than a Director appointed by the Defaulting Shareholder) or Secretary, as its agent and lawful attorney to execute, complete and deliver a transfer of the Default Sale Shares to the Purchasing Shareholder(s) and, upon execution of such transfer, the Company shall hold the purchase money on trust for the Defaulting Shareholder.  The receipt by the Company of the purchase money shall be a good discharge to each Purchasing Shareholder and, after such Purchasing Shareholder’s name has been registered as the holder of the Default Sale Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person.

82.          Notwithstanding any other provisions in the Shareholders Agreement or these Articles, the Company and the other Shareholders shall be entitled (without prejudice to any other rights or remedies available to it under the Shareholders Agreement, these Articles or otherwise):

(a)           to require that all existing indebtedness owed by the Company to the Defaulting Shareholder is subordinated to all indebtedness from time to time of the Company to all other persons (including any other Shareholders);

(b)           at any time during which any event in Article 78 affecting the Defaulting Shareholder is continuing, to give notice to the Defaulting Shareholder that, for the duration of such event, the Defaulting Shareholder shall not be entitled:

(i)            to receive notice of, attend or vote at any meeting of the Company and where the presence of such Defaulting Shareholder is required as part of the quorum requirements in these Articles, such presence shall be waived;

(ii)           to receive, participate or share in any distribution or dividend made, declared or proposed to be made by the Company;

(iii)          to transfer its Shares to any person; and/or

(iv)          to have any Director appointed by it receive notice of, attend or vote at any meeting of the Directors or to act as Director and where the presence of such Director is required as part of the quorum requirements in these Articles, such presence shall be waived,

(c)           to require the Defaulting Shareholder to assign or transfer to the other Shareholders or any third party as they may direct, any other shares, loans or debentures to or in the Company held by such Defaulting Shareholder at the Default Sale Price.

83.          Restrictions. Prior to a Qualifying IPO:

(a)           save only for the Transfer of any Shares pursuant to Articles 67 to 96, no Management Shareholder shall be entitled to sell, transfer or otherwise dispose of all or any of their Ordinary Shares, or create or permit to subsist any mortgage, charge, pledge, lien or other Encumbrance over their Ordinary Shares or any part thereof;

(b)           notwithstanding the provisions of Articles 78 to 80 above, no Shareholder shall Transfer any of its Shares or other securities convertible into or exercisable for Shares and/or securities in the Company to a Competitor except in the event of a Trade Sale; and

(c)           neither Joseph nor Jeffrey shall transfer, assign, encumber or otherwise dispose of any Shares held by them without the prior approval of the Lead Investors.

84.          If (pursuant to any of the provisions of the Shareholders Agreement or these Articles) a transfer of Shares is required to be effected, then (unless otherwise expressly provided):

(a)           the seller of the relevant Shares shall deliver to the purchaser (i) the certificate(s) in respect of those Shares together with a duly executed transfer form in respect thereof (either in favour of the purchaser or its nominee) and, if applicable, (ii) the written resignation of any Director(s) appointed by the seller selling, transferring, or otherwise disposing of all of its Shares;

(b)           the purchaser shall deliver to the seller a bank draft or cashier’s order in respect of the price therefor or otherwise procure payment of that sum by means acceptable to both the seller and the purchaser; and

(c)           the seller and the purchaser shall do all such acts and execute such other documents as may be required to complete the transfer of the Shares.

85.          The Company shall not register any purchaser as the holder of any Sale Shares unless the provisions of these Articles have been complied with by the Transferor and the purchaser.

86.          All rights of pre-emption or rights or first refusal under these Articles (including the Co-Sale rights) shall terminate immediately prior to a Qualifying IPO.

87.          Share Transfer Exceptions: Notwithstanding any other provision of the Shareholders Agreement and these Articles, subject only to Article 77 and Article 82(b), each Shareholder may transfer all or any part of its Shares to any of its Affiliates without any obligation to offer its Shares to any other Shareholders, provided that:

(a)           such Affiliate shall agree in writing upon such transfer to be bound by and to perform all of the provisions of the Shareholders Agreement that are applicable to the transferring Shareholder by executing a deed of ratification and accession; and

(b)           such Affiliate shall agree to transfer such Shares back to such Shareholder and such Shareholder shall cause the Affiliate to do so if such Affiliate ceases at any time to be an Affiliate of such Shareholder or is affected by any of the events specified in Article 90.

88.          Notwithstanding any other provision of these Articles, subject only to Article 77 and Article 82(b), Jeffrey and/or Universal Standard Ventures Ltd. (Seychelles) (“Universal”) may freely transfer all or any part of its Shares to any third party(ies) in the aggregate, amount to no more than 9,000,000 Ordinary Shares.

89.          Notwithstanding any other provision of these Articles, subject only to Article 77 and Article 82(b), the Company may transfer any Ordinary Shares held in treasury pursuant to any ESOP adopted by the Board from time to time.

90.          The provisions of Articles 90 to 96 shall apply when a Termination Event occurs. It is a Termination Event in relation to a Shareholder if:

(a)           the Shareholder becomes voluntarily or involuntarily the subject of proceedings under any bankruptcy or insolvency law, or other law or procedure for the relief of financially distressed debtors and such circumstance of such Shareholder has resulted in a Material Adverse Change; or

(b)           the Shareholder commits a material breach of the Shareholders Agreement (“Material Default”) which (A) is not remedied within thirty (30) days of notice from the other party requiring the breach to be remedied and (B) has resulted in a Material Adverse Change.

91.          If a Termination Event occurs in relation to a Shareholder (the “Affected Party”), the Affected Party shall be obliged to notify the other Shareholders (the “Continuing Party”) promptly of the Termination Event.  After a Termination Event, any Continuing Party may jointly make an offer for all the Shares (the “Affected Party’s Shares”) held by the Affected Party provided that:

(a)           the offer is made within a period of sixty (60) days after the date that the relevant Termination Event has occurred; or

(b)           in the case of a Material Default, within a period of thirty (30) days after the expiry of the notice given under Article 90(b),

provided that in the event that more than one Continuing Party makes an offer for the Affected Party’s Shares, the Affected Party’s Shares shall be apportioned amongst such Shareholders in accordance with their Shareholding Proportion vis-à-vis themselves.

92.          The offer for the Affected Party’s Shares referred to in Article 91 shall take the form of a notice to the Affected Party (the “Offer Notice”).  The Offer Notice shall include the price offered (the “Offered Price”) and a statement that the offer may be accepted within thirty (30) days of the Affected Party receiving the Offer Notice.  If the Affected Party fails to respond within the thirty (30) day period referred to in this Article, he shall be deemed to have accepted the Offered Price.

93.          If the Affected Party notifies the Continuing Party within the thirty (30) day period that he does not accept the Offered Price, a reputable, independent firm of accountants (the “Expert”), shall be elected by the Affected Party and appointed by the Company, at the expense of the Affected Party, to determine the Fair Price.  The Fair Price shall be ascertained on a going concern basis (or break-up if the Company has ceased trading) on accounting principles and practices consistent with those used in the preparation of the accounts of the Company, and in so determining and certifying the said Fair Price, the Expert shall be considered as acting as an expert and not as an arbitrator.  If the Expert is not elected by the Affected Party within seven (7) days of the Affected Party’s notice that he does not accept the Offered Price, the Company shall be entitled to elect and appoint the Expert, at the expense of the Affected Party, to determine the Fair Price.  If an Expert is appointed under this Article, the Continuing Party shall have the right to purchase the Affected Party’s Shares from the Affected Party at the Fair Price.  The Continuing Party shall exercise the right to purchase by giving notice to the Affected Party within thirty (30) days of the Expert’s determination of the Fair Price and shall have the right to set-off the costs and expenses of appointing the Expert from the purchase money if the Affected Party fails to pay the same.

94.          The Affected Party shall be bound to sell and the Continuing Party shall be bound to purchase the Affected Party’s Shares:

(a)                                 at the Offered Price, if the Affected Party notifies acceptance of the Offered Price under Article 92, or if the Affected Party fails to request the Expert to determine the Fair Price within the thirty (30) day period referred to in Article 92; or

(b)                                 at the Fair Price, if the Continuing Party notifies the Affected Party of the exercise of his rights to purchase under Article 93.

95.                               If, after becoming so bound, the Affected Party makes default in transferring the Affected Party’s Shares, the Company shall be entitled to receive the purchase money and the Affected Party shall be deemed to have appointed the Chairman of the Board or, where the Chairman is a Director appointed by the Affected Party, any Director (other than a Director appointed by the Affected Party) or Secretary, as its agent and lawful attorney to execute, complete and deliver a transfer of the Affected Party’s Shares to each Continuing Party and, upon execution of such transfer, the Company shall hold the purchase money on trust for the Affected Party.  The receipt by the Company of the purchase money shall be a good discharge to each Continuing Party and, after such Continuing Party’s name has been registered as the holder of the Affected Party’s Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person.

96.                               Nothing in Articles 90 to 96 shall affect any Party’s right to claim damages or other compensation under applicable law for a breach or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce the defaulting Shareholder’s obligations.

TRANSMISSION OF SHARES

97.                               The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share.  In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

98.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

99.                               A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

100.                        Subject to any additional requirements provided under these Articles including, without limitation, the Series A Reserved Matters, the Series B Reserved Matters and the Shareholder Reserved Matters, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

101.                        Subject to any additional requirements provided under these Articles including, without limitation, the Series A Reserved Matters, the Series B Reserved Matters and the Shareholder Reserved Matters, the Company may by Ordinary Resolution:

(a)                                 consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)                                 convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)                                  subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)                                 cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

102.                        Subject to any additional requirements provided under these Articles, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

103.                        Subject to the Companies Law and any additional requirements provided under these Articles including, without limitation, the Series A Reserved Matters, the Series B Reserved Matters and the Shareholder Reserved Matters, the Company may:

(a)                                 issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)                                 purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)                                  make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)                                 accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

104.                        Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

105.                        The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

106.                        The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

107.                        Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

108.                        No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

109.                        The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)                                 the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)                                 a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

110.                        Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

111.                        The Directors may, whenever they think fit, convene a general meeting of the Company.

112.                        The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement.  A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

113.                        General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

114.                        If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

115.                        All general meetings shall be held at the principal place of business of the Company or at such other place as the Board may determine from time to time. Subject to the provisions of the applicable laws and regulations, at least fourteen (14) days’ notice in writing of every general meeting or such shorter period of notice in respect of any particular general meeting as may be agreed by all the Shareholders shall be given in English to the Shareholders. Each notice of meeting shall contain an agenda of the business to be discussed at such meeting (including details of the agenda and all supporting papers or documents to be discussed at such Shareholders’ meeting) and unless agreed by all the Shareholders, no meeting shall vote on or resolve any matter not specified or referred to in the agenda.

116.                        The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

117.                        All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors.  No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

118.                        No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business.

119.                        The quorum for all meetings of Shareholders (including adjourned meetings) shall be Jeffrey Huang, Joseph Phua , KTB, VAF, IVP, the Lead Investors and at least one (1) other Series A Preference Shareholder, who collectively, on date of the general meeting represent in aggregate at least fifty-one per cent (51%) of the total issued share capital of the Company (on a Fully Diluted basis), each personally present or represented by proxy, attorney or representative duly appointed. If within half an hour of the time appointed for the meeting, a quorum is not present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day and time or to a different place as the Directors may, by not less than five (5) days’ notice in writing to all Shareholders, determine, and if at the adjourned meeting the same quorum is not present within half an hour from the time appointed for the meeting, any three (3) Shareholders collectively holding more than fifty per cent (50%) of the total issued share capital of the Company (on a Fully Diluted basis) then present shall be a quorum.

120.                        Shareholders may participate in a general meeting through the use of a conference telephone, audio-visual conferencing or other telecommunications equipment and such Shareholders shall be considered present in person so long as all Shareholders participating in such meeting can hear one another, without the need for a Shareholder to be in the physical presence of the other Shareholders and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting.

121.                        The Chairman of the Board, appointed in accordance with Article 140, shall preside as chairman at every general meeting of the Company.

122.                        If there is no such Chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as Chairman, any Director or Person nominated by the Directors shall preside as Chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be Chairman of that meeting.

123.                        Subject as otherwise provided in these Articles, the Chairman may adjourn a meeting from time to time and from place to place either:

(a)                                 with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)                                 without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)                                     secure the orderly conduct or proceedings of the meeting; or

(ii)                                  give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting.  Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

124.                        Subject to any applicable laws, and save as provided in these Articles, questions arising at any meeting of the Shareholders shall be decided, resolutions of the Shareholders (except where such resolutions are in writing) shall be adopted and other action shall be taken only by a simple majority of affirmative votes of the holders of Ordinary Shares and Preference Shareholders, on an as-if converted basis, present at a meeting at which there is a quorum and voting together as a single class, and not as separate classes. Unless otherwise agreed by the Shareholders, each Share shall be entitled to one (1) vote.

125.                        Subject to any applicable laws and save as provided in these Articles, an Ordinary Resolution or a Special Resolution in writing shall have the same effect and validity as a resolution of the Company passed at a general meeting of the Company duly convened, held and constituted. Such a resolution in writing may consist of several documents in the like form, each signed by one or more of such Shareholders.

126.                        Except as otherwise provided in these Articles, at any general meeting a resolution put to the vote of the meeting shall be decided by way of a poll which shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

VOTES OF SHAREHOLDERS

127.                        Subject to any rights and restrictions for the time being attached to any Share and as otherwise provided in these Articles, including without limitation, Article 124, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

128.                        In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

129.                        A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

130.                        No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

131.                        On a poll votes may be given either personally or by proxy.

132.                        The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised.  A proxy need not be a Shareholder.

133.                        An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

134.                        The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

135.                        The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

SHAREHOLDER RESERVED MATTERS

136.                        Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles and any additional requirements under any applicable laws and these Articles, including without limitation, the Series A Reserved Matters and the Series B Reserved Matters, none of the following matters (the “Shareholder Reserved Matters”) shall be undertaken by the Company unless first approved by Shareholders holding sixty-seven per cent (67%) or more of the Fully Diluted issued share capital of the Company, including the positive vote of Jeffrey Huang, Joseph Phua, KTB (for as long as it holds more than 50% or more of the Shares it initially holds as at 20 March 2017), VAF (for as long as it holds more than 5% of the Fully Diluted share capital of the Company), IVP (for as long as it holds more than 5% of the Fully Diluted share capital of the Company), and the Series B Preference Shareholders (who on the date of such resolution being passed hold at least eighty-five per cent (85%) of the total Series B Preference Shares) or their respective representatives, attorneys or proxies (“Veto Shareholders”) :

(a)                                 Any amendment to or restatement of the Articles.

(b)                                 Any adoption or change in the pre-agreed dividend policy or paying any dividend or making any distribution in contravention of the dividend policy of the Company.

(c)                                  Any change of nature or scope of the Business or the principal activities of the Company or commencement of any new business undertaking, transaction or activity, not being ancillary or incidental to the Business or principal activities or cessation permanently in carrying on the Business or principal activities.

(d)                                 The entry by the Company into any joint ventures, partnerships or any other form of investment or participation by way of equity which is not budgeted for in the annual operating plan approved by the Board.

(e)                                  Any change of the authorised share capital of the Company (including, without prejudice to the generality of the foregoing, the alteration, increase, allotment, purchase, redemption, cancellation, consolidation, sub-division, conversion or reduction of all or any part of the share capital of the Company, or the creation or issue of any other interest or rights in the capital of the Company or the variation of any rights attaching to any shares (whether voting or non-voting) of the Company), including any amendment or variation of any rights, preferences, privileges, or powers of or restrictions on or protection enjoyed by the Preference Shareholders, or any grant of any option over the unissued share capital of the Company, PROVIDED THAT in relation to any matter for the amendment or variation of any rights, privileges, or protection enjoyed by the holders of only one class of Preference Shares but not the holders of the other class of Preference Shares, only the affirmative vote of Shareholders who on that date represent at least fifty-one per cent (51%) of that relevant class of Preference Shares is required.

(f)                                   The issue or allotment of or agreement to issue or allot any shares (whether voting or non-voting) or debenture or other securities convertible into shares (whether voting or non-voting) or other debenture or other securities or capital of the Company in whatever form and upon whatever terms.

(g)                                  Adoption or amendment by the Company of the terms of any bonus or profit sharing scheme or of any share option, share award or share incentive scheme.

(h)                                 Any decision on making an initial public offering or listing of the Company and/or any withdrawal therefrom.

(i)                                     Any sale, assignment, disposal or transfer by the Company (whether in a single transaction or series of transactions) of all or substantially all of the assets, undertaking or business of the Company.

(j)                                    Entry by the Company into, and the modification of the terms of, any agreement, contract, arrangement or transaction in which a Director or Shareholder or an affiliate of either has a direct or indirect pecuniary or beneficial interest.

(k)                                 Winding up, dissolution, liquidation or similar bankruptcy action, or any reorganisation, restructuring, merger or amalgamation of the Company, or the taking of any step by the Company or its shareholders for the appointment of a receiver, judicial manager or like officer.

(l)                                     Any sale, assignment, disposal or transfer by the Company or a Group Entity (whether in a single transaction or series of transactions) of all or substantially all of the assets, undertaking or business of the Company or a Group Entity.

(m)                             The reclassification of any outstanding Shares of the Company or a Group Entity.

(n)                                 Entry by the Company into any transaction of a financial nature including incurrence of any borrowing under any existing or future banking and credit facilities and granting of any debenture, note, loan stock, guarantee, indemnity, performance bond, lien, pledge, charge (including fixed and floating charge), mortgage or other security and the incurrence of any other form of indebtedness.

(o)                                 Entry by the Company into any contract, (that is not in the Business Plan), with a value in excess of ten percent (10%) of Revenue or more per financial year whether relating to services or otherwise.

(p)                                 Incurrence of any capital expenditure (including the acquisition of any undertaking or asset whether under lease or hire purchase or otherwise) in excess of ten percent (10%) of Revenue, except as provided for in the approved Business Plan.

(q)                                 The purchase of or subscription for any shares or other equity or debt securities of any person except for a wholly-owned subsidiary.

(r)                                    Save for any loan, advance, or credit granted or extended by the Company or a Group Entity to another Group Entity, the grant of any loan, advance, or credit granted or extended by the Company which is: (aa) not in the ordinary course of business or in the most recent Business Plan, or (bb) which cumulatively with all other loans and credit granted or extended by the Company, exceeds US$100,000 in the aggregate at any time.

(s)                                   The determination and approval of the use of the proceeds that have been obtained by a Group Entity from the issue of the preference shares which are exchanged for the applicable number of the Series A Preference Shares as contemplated under the Merger Agreement other than for the purpose of being utilised for the expansion of the Business and for the working capital requirements of the Company or such Group Entity.

(t)                                    The determination and approval of the use of the proceeds that have been obtained by a Group Entity from the issue of the preference shares which are exchanged for the applicable number of the Series B Preference Shares as contemplated under the Subscription Agreement other than for the purpose of being utilised for the expansion of the Business and for the working capital requirements of the Company or such Group Entity.

(u)                                 The sale, transfer or grant of any Intellectual Property Rights except as arising in the ordinary course of business.

(v)                                 Any acquisition by the Company or a Group Entity (whether in a single transaction or series of transactions) of all or substantially all of the assets, undertaking or business of another entity.

(w)                               Any commitment or agreement to do any of the foregoing.

(x)                                 Any commitment of agreement to do any of the above matters in relation to any subsidiary of the Company.

137.                        Where any matter set out in Article 136 requires approval by an Ordinary Resolution or by a Special Resolution in accordance with the Companies Law and it receives sufficient affirmative votes for it to be approved in accordance with the Companies Law but such matter did not receive the affirmative vote of the Veto Shareholders in accordance with Article 136, the voting on such Ordinary Resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the Veto Shareholder(s) that voted against such Ordinary Resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such Ordinary Resolution or Special Resolution plus one.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

138.                        Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

139.                        Unless unanimously approved by all the Shareholders in writing, the Board shall consist of not more than seven (7) Directors, who may be appointed by the following Shareholders (the “Director Appointing Shareholders”) by giving notice in writing to the Company:

(a)                                 Joseph Phua and Jeffrey Huang shall be entitled, for so long as they both remain shareholders of the Company, to jointly appoint up to two (2) persons as Directors and to jointly remove any person so appointed;

(b)                                 Joseph Phua, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed;

(c)                                  Jeffrey Huang, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed;

(d)                                 IVP, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed;

(e)                                  VAF, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed (the “VAF Director”); and

(f)                                   the Series B Preference Shareholders, for so long as there are Series B Preference Shares issued and outstanding, shall be jointly entitled to appoint one (1) person as Director, who shall be the representative appointed by the Lead Investors, and to jointly remove such person so appointed (the “Series B Director”).

140.                        The Chairman of the Board shall be Jeffrey Huang or one (1) Director appointed by him, for so long as he remains a shareholder of the Company. The Chairman of the Board shall not have a second or casting vote. If at any Board meeting the Chairman is not present within ten (10) minutes after the time appointed for holding the meeting, the Directors present may choose one of their members to be the Chairman of the meeting.

141.                        Each Director Appointing Shareholder is entitled at any time and from time to time to remove any of the Directors it has appointed (save for the Series B Director who shall be removed jointly by the Series B Preference Shareholders and the Directors appointed jointly by Joseph Phua and Jeffrey, who shall be removed jointly by Joseph Phua and Jeffrey), with or without cause, and to replace him with another person, provided always that:

(a)                                 Any Director appointed by Joseph Phua or Jeffrey in accordance with the Articles shall resign if Joseph Phua (together with his holding company, if applicable) or Jeffrey (together with his holding company, if applicable), respectively, ceases for any reason to hold at least 50% of the Shares he initially held immediately following Initial Closing Date;

(b)                                 Other than the Series B Directors, the Director jointly appointed by Joseph Phua and Jeffrey or the Director appointed by Joseph Phua or Jeffrey individually in accordance with the Articles, a Director appointed by a Director Appointing Shareholder shall resign if the relevant Director Appointing Shareholder ceases for any reason to own less than 4% of the Fully Diluted share capital of the Company due to sale of the Shares it initially held immediately following the Initial Closing Date, such removal or resignation to be effective on the date of change in shareholding.

142.                        Subject as provided in these Articles, no Director shall be removed by the Board.  Each Director Appointing Shareholder shall indemnify the Company and the other Shareholders from and against any actions, claims, liabilities, losses, damages, costs and expenses which they may suffer or incur as a result of or in connection with the removal of any Directors appointed by it.

143.                        The Board shall implement salary and equity guidelines for the Company and approve compensation packages, severance agreements employee’s stock options plan and employment agreements of Key Employees.  Any member of the compensation committee shall not vote in respect of any contract or arrangement or compensation in which he is or is deemed interested.

144.                        There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

ALTERNATE DIRECTOR

145.                        Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors.  Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote.  A Director may at any time in writing revoke the appointment of an alternate appointed by him.  Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director.  The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

146.                        Subject to the Companies Law, these Articles including, without limitation, the Series A Reserved Matters, the Series B Reserved Matters and the Shareholder Reserved Matters, and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.  No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

147.                        Subject to the Board Reserved Matters, the Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.  Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.  The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

148.                        The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit.  Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

149.                        The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

150.                        The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

151.                        Subject to these Articles, including, without limitation, the Series A Reserved Matters, the Series B Reserved Matters, the Shareholder Reserved Matters and the Board Reserved Matters, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

152.                        The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

153.                        Subject to the Board Reserved Matters, the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

154.                        Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

155.                        The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BOARD RESERVED MATTERS

156.                        Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles and any additional requirements specified under any applicable laws and these Articles, including without limitation the Series A Reserved Matters, the Series B Reserved Matters and the Shareholder Reserved Matters, the affirmative vote of any five (5) Directors, including the affirmative votes of the VAF Director and the Series B Director, provided where a Director is not entitled to vote in respect of a matter due to a conflict of interest as set forth in Article 175, then his affirmative vote shall not be required, shall be required for the following in relation to the Company or a Group Entity (the “Board Reserved Matters”):

(a)                                 the adoption, material amendment to, or termination of any employee equity incentive plan for employees, directors, external advisors and consultants of the Company or a Group Entity;

(b)                                 the authorization or issuance of any shares or securities convertible into or exchangeable for shares of any class or series in the Company or a Group Entity, save for any issue or grant of the same pursuant to a duly approved share option, share award or share incentive scheme of the Company or a Group Entity;

(c)                                  the grant of Encumbrance over any of the Company’s or a Group Entity’s rights, assets or properties, tangible or intangible, excepting any quasi-security interests in relation to suppliers of the Company or a Group Entity arising in the ordinary course of business;

(d)                                 any guarantee or agreement by the Company or a Group Entity to indemnify any other person against any loss or liability, other than commercially reasonable warranties or indemnification granted to suppliers and customers in the ordinary course of business;

(e)                                  any purchase, lease, sale, or other transaction by the Company or a Group Entity involving real property, except for a lease or termination of a lease of reasonable commercial office space for use by the Company or a Group Entity;

(f)                                   any material change to the Company’s or a Group Entity’s fundamental business character, plan or strategy;

(g)                                  any borrowing or other incurrence of indebtedness by the Company or a Group Entity (including indebtedness in the form of assumption or guaranty of borrowing or indebtedness of any other person) which: (aa) is not in the ordinary course of business or in the most recent Business Plan, or (bb) cumulatively with all other borrowing, indebtedness or repayment obligation of the Company or a Group Entity, exceeds US$250,000 in the aggregate at any time;

(h)                                 any transaction or series of related transactions involving the Company or a Group Entity and any director, officer, employee, or consultant of the Company or a Group Entity: (aa) which involves a loan or advance of any kind (other than reasonable advances for travel, accommodation or meal expenses); or (bb) which is not in the ordinary course of business or in the most recent Business Plan; or (cc) in which the aggregate value given or received exceeds US$10,000 (individually) or US$50,000 (in the aggregate) during any twelve (12) month period;

(i)                                     the appointment or removal of the Key Employees of the Company or a Group Entity, or any increase in compensation of any of the five (5) most highly compensated employees of the Company or a Group Entity by more than 20% in any twelve (12) month period;

(j)                                    any material change in the terms of employment of the Founders or the Key Employees; or any transaction between the Company or a Group Entity with any director, officer, Founders or the Key Employees, with any family member of any such director, officer, Founders or the Key Employees, or with any entity owned or controlled by any such director, officer, Founders or the Key Employees or any of their family members;

(k)                                 any change of the auditors of the Company or a Group Entity or any material change in the Company’s or a Group Entity’s accounting practices, methods, or policies;

(l)                                     the approval of the Budget;

(m)                             the incurrence by the Company or a Group Entity of any expense included in the Budget (“Budgeted Expense”) if at the time of incurrence of such Budgeted Expense, the Budgeted Expense exceeds the provision in the Budget by ten per cent (10%) of revenue (net of inflationary adjustments and fluctuations in currency);

(n)                                 the initiation, conduct, or termination (by way of settlement or otherwise) of any litigation by the Founders or the Company or a Group Entity;

(o)                                 the establishment of any new Group Entity;

(p)                                 the participation in any joint venture, partnership, or investment by the Company or a Group Entity;

(q)                                 any other matters not in the ordinary course of business of the Company or a Group Entity;

(r)                                    any adoption or change in the pre-agreed dividend policy or paying any dividend or making any distribution in contravention of the dividend policy of the Company or a Group Entity;

(s)                                   any disposal or transfer by a Group Entity (whether in a single transaction or series of transactions) whether by sale, pledge, assignment, exclusive license, merger, acquisition, amalgamation, reorganisation, spin-off, split-off, business separation or otherwise, of all or substantially all of the shares, assets, undertaking or business of the Company, save for payments and sales of inventory in the ordinary course of the Group Entity’s business;

(t)                                    any proposal to be put to Shareholders for the winding up, dissolution, liquidation or similar bankruptcy action; and

(u)                                 any reorganisation, restructuring, merger or amalgamation of the Company or a Group Entity, or the taking of any step by the Company or a Group Entity or its respective shareholders for the appointment of a receiver, judicial manager or like officer.

DEADLOCK

157.                        For the purposes of these Articles, a deadlock is deemed to have arisen where the Board of Directors of the Company or the Company in general meeting has, at three (3) consecutive Board meetings or general meetings (including adjourned meetings) (as the case may be) duly convened and (save for adjourned meetings) held not less than twenty-one (21) days apart, failed to obtain the necessary approval for the same matter appearing on the agenda for the said three (3) meetings (a “Deadlock”).

158.                        Upon the occurrence of a Deadlock any of the Directors may refer the matter to the Shareholders by issue of a notice to the Shareholders and the Company (a “Deadlock Notice”) within ten (10) Business Days after the third consecutive Board meeting referred to Article 157 in respect of such matter.

159.                        Upon receipt of a Deadlock Notice the Company shall not be entitled to transact the matter in question and the remaining provisions of these Articles shall apply.

160.                        The Shareholders shall act in good faith and use all reasonable endeavours to resolve the matter expeditiously and to the satisfaction of themselves and the Directors within thirty (30) Business Days after the matter is referred to them in accordance with Article 158 (the “Dispute Resolution Period”).

BORROWING POWERS OF DIRECTORS

161.                        Subject to these Articles including, without limitation, the Series A Reserved Matters, the Series B Reserved Matters, the Shareholder Reserved Matters and the Board Reserved Matters, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

162.                        The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

163.                        The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal.  The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

164.                        Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

165.                        Subject to these Articles and Shareholders Agreement (including without limitation certain Person’s rights to appoint Directors under Article 140) , the office of Director shall be vacated, if the Director:

(a)                                 becomes bankrupt or makes any arrangement or composition with his creditors;

(b)                                 dies or is found to be or becomes of unsound mind;

(c)                                  resigns his office by notice in writing to the Company;

(d)                                 is removed from office by Ordinary Resolution;

(e)                                  is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)                                   is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

166.                        The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.  Questions arising at any meeting shall be decided by a majority of votes. The Company shall reimburse each Director for the reasonable costs of attendance at meetings of the Directors.

167.                        The quorum for all meetings of the Directors shall be five (5) Directors, and, except where a Director is excluded under Article 160(c) from participating in respect of any particular matter or resolution, with at least one (1) Director nominated by Jeffrey Huang, at least one (1) Director nominated by Joseph Phua, at least one (1) Director nominated by VAF, at least one (1) Director nominated by IVP, and the Series B Director, present throughout the meeting. Directors may (and the Company shall make it available for the Director to) participate in a meeting of the Board through the use of a conference telephone, audio-visual conferencing or other telecommunications equipment and such Directors shall be considered present in person so long as all Directors participating in such meeting can hear one another, without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, of if there is no such group, where the Chairman of the meeting then is situated. Discussion at all meetings of the Board shall be duly recorded by such person as the Board may direct and minutes of such meetings shall be drawn up and circulated to all the Directors at least fourteen (14) days prior to the next meeting of the Board.

168.                        In the event that a meeting of the Directors duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the week following or as otherwise agreed by the Board and at the same place and at least seven (7) days’ notice need to be given to all Directors in relation to such adjourned meeting (“First Adjourned Meeting”). The quorum at such adjourned meeting shall be any four (4) Directors which shall include one Director appointed by Jeffrey Huang, one Director appointed by Joseph Phua, one Director appointed by either VAF or IVP, and the Series B Director. In the event that a First Adjourned Meeting of the Directors duly convened cannot be held for lack of a quorum, such meeting shall be adjourned to the same time and day of the week following or as otherwise agreed by the Board and at the same place and at least seven (7) days’ notice need to be given to all Directors in relation to such adjourned meeting (“Second Adjourned Meeting”). The quorum at such Second Adjourned Meeting shall be any three (3) Directors.

169.                        Subject to these Articles, including without limitation, the Board Reserved Matters, all resolutions of the Directors shall be passed by a simple majority of votes of the Directors present and voting. For the avoidance of doubt, the vote of an alternate Director not being counted if his appointer be present at such meeting.  Each Director present personally or, in his absence, an alternate of such Director, shall have one (1) vote at all meetings of the Board and committees thereof and one (1) vote for every Director for whom such Director acts as an alternate.

170.                        Subject to these Articles, including without limitation, the Board Reserved Matters, a resolution in writing of the Directors shall be as valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held if the resolution is signed in support thereof by a majority of the Directors for the time being. Any such resolution may consist of several documents in the like form each signed by one or more of the Directors and any resolution bearing the signature of any Director dispatched by facsimile transmission or electronic mail shall constitute a document for this purpose.

171.                        Notices and agendas of Board meetings as well as copies of all Board papers shall be sent to each Director (unless waived by any such Director) at least seven (7) Business Days prior to the relevant meeting of the Board, which notice shall specify the date, time and place of the meeting (which shall be held in Taiwan unless otherwise agreed by the Board) and the agenda shall specify the matters to be considered and nature of business to be transacted at the meeting. Subject to any applicable laws, and save unless a decision is ratified by a subsequent resolution of the Board, no decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid. In the event the Board is required to discuss an urgent business, the right to receive notice may be waived by all Directors by way of mail, courier, facsimile, and electronic mail, and other written means.

172.                        Meetings of the Board shall be held at such times as the Board shall determine but a meeting of the Board shall be held at least once in every three (3) months to report on the business and financial status (including the profit and cash flow position) of the Company.

173.                        The Company shall maintain customary directors’ and officers’ liability insurance for all the Directors of the Board.

174.                        A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest in accordance with any applicable laws. Notwithstanding any applicable laws, a Director shall be deemed to be interested or to have been at any time interested in any transaction or proposed transaction by reason:

(a)                                 in a case where the transaction or proposed transaction relates to any loan to the company, that he has guaranteed or joined in guaranteeing the repayment of the loan or any part of the loan; or

(b)                                 in a case where the transaction or proposed transaction has been or will be made with or for the benefit of or on behalf of a corporation which is deemed to be related to the Company, that he is a director of that corporation.

175.                        A Director shall not vote in respect of any contract or arrangement in which he is or is deemed interested (and if he shall do so his vote shall not be counted (including for the avoidance of doubt any matter contemplated in Article 156), nor shall he be counted solely, for the purpose of any resolution regarding the same, in the quorum present at the meeting.

176.                        Subject as provided in these Articles, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.  A Director shall not be counted in the quorum present at any meeting of the Directors whereat he is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he shall not vote on any such appointment or arrangement (and if he shall do so his vote shall not be counted.

177.                        Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

178.                        The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)                                 all appointments of Officers made by the Directors;

(b)                                 the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

179.                        When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

180.                        Subject to these Articles, a resolution in writing signed by a majority of the Directors or a majority of the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be.  When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

181.                        The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

182.                        The Directors may elect a Chairman of their meetings and determine the period for which he is to hold office but if no such Chairman is elected, or if at any meeting the Chairman is not present within ten minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be Chairman of the meeting.

183.                        Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings.  If no such chairman is elected, or if at any meeting the chairman is not present within ten minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

184.        A committee appointed by the Directors may meet and adjourn as it thinks proper.  Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

185.        All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

186.        Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, including without limitation, the Series A Reserved Matters, the Series B Reserved Matters and the Shareholder Reserved Matters, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

187.        Subject to any rights and restrictions for the time being attached to any Shares, including without limitation, the Series A Reserved Matters, the Series B Reserved Matters and the Shareholder Reserved Matters, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

188.        The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

189.        Any dividend may be paid in any manner as the Directors may determine.  If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.  Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

190.        The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

191.        Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares or in any other manner as may be approved by the Board.

192.        If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

193.        No dividend shall bear interest against the Company.

INFORMATION, ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

194.        Subject to the Shareholders’ compliance with their confidentiality obligations set out in the Shareholders Agreement, the Company shall provide each of the Shareholders full access to the records, financial statements and information of the Company for so long as such Shareholder shall hold any Shares.

195.        The Company shall at all times maintain accurate and complete accounting and other financial records relating to its business, undertakings and affairs and prepare annual accounts in respect of each financial year, in each case in accordance with generally accepted accounting principles in Singapore and in compliance with all applicable legislation in respect of each accounting reference period, and shall procure that such accounts are audited as soon as practicable and shall supply copies of the same both in draft, and final form, to each of the Shareholders immediately upon their issue and in any event not later than the expiration of four (4) months from the end of each such financial year.

196.        The Company shall upon their issue, produce and deliver unaudited financial statements of the Company to the Shareholders within ninety (90) days following the end of each quarter.

197.        Not later than twenty (20) days after each month end, the Company shall prepare and provide to each of the Shareholders monthly management accounts and operating statistics including explanations of budget variances and such other financial information in such form as the Shareholders may request to keep each of the Shareholders properly informed about the business of the Company and generally to protect their interest.

198.        The Company shall produce and deliver to the Shareholders quarterly business summaries of the Company within thirty (30) days after the end of the relevant quarter.

199.        The Company shall produce and deliver to the Shareholders the annual budget and business plan of the Company for the following financial year no later than six (6) weeks before the end of each financial year and the management reports of the Company when requested by a Shareholder

200.        The Company shall do all that the Company’s auditors may reasonably require by way of keeping records and accounts and provide such auditors with all such information and explanations as they may reasonably require and otherwise assist such auditors in all reasonable ways.

201.        The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

202.        The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

203.        The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

204.        The Company shall at all times comply with any applicable legislation or regulation and any condition of any authority or consent relating to the Shareholders Agreement, the Articles and/or its business and operations, and will notify the Shareholders in writing immediately in the event of any breach or non-compliance.

205.        Inspection: So long as the Lead Investors continue to hold an aggregate of at least thirty per cent (30%) of the Series B Preference Shares or Conversion Shares subscribed by the Lead Investors at the Initial Closing Date, the Company shall permit the Lead Investors to visit and inspect a Group Entity’s property, to examine its books of account and records and to discuss the Group Entity’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Lead Investors

CAPITALISATION OF RESERVES

206.        Subject to the Companies Law and these Articles, the Directors may:

(a)           resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)           appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)            paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)           paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)           make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)           authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)            the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)           the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)           generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

207.        The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

208.        There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

209.        Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

210.        Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

211.        Any notice or other document, if served by:

(a)           post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)           facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)           recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)           electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

212.        Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

213.        Notice of every general meeting of the Company shall be given to:

(a)           all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)           every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

214.        In consideration of each of the Directors acting as a director of the Company; the Company shall indemnify each Director from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought against the Director as a result of any act or matter done or omitted to be done by him or her in good faith and for the interest or benefit of the Company in the course of being a Director of the Company.

NON-RECOGNITION OF TRUSTS

215.        Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

LIQUIDATION PREFERENCE, WINDING UP AND RETURN OF CAPITAL

216.        In the event of a Liquidation Event, the holders of Series B Preference Shares and Series A Preference Shares shall have priority over the holders of Ordinary Shares with respect to the distribution of any net proceeds arising from a Liquidation Event after payments to all the creditors of the Company, whether secured or unsecured. The net proceeds derived from a Liquidation Event shall be distributed in the following order of priority:-

(a)           first, making full payment to the holders of Series B Preference Shares and Series A Preference Shares, pari passu, of an amount for each Series B Preference Share that is equal to 100% of the Series B Issue Price (as adjusted for share splits, share consolidations, share dividends and the like) plus all declared or accrued but unpaid dividends thereon calculated to the payment date (“Series B Preference Amount”), and an amount for each Series A Preference Share that is equal to 100% of the Entry Price (in which case in aggregate would be the respective Series A Consideration Amounts) in respect of such Share (as adjusted for share splits, share consolidations, share dividends and the like) plus all declared or accrued but unpaid dividends thereon calculated to the payment date (“Series A Preference Amount”), or if such net proceeds are insufficient to make full payment of the Series B Preference Amount and the Series A Preference Amount (collectively, the “Preference Amounts”), the net proceeds are to be distributed rateably amongst the holders of Series B Preference Shares and the Series A Preference Shares in proportion to each of their respective Preference Amounts; and

(b)           thereafter, the remaining net proceeds derived from the Liquidation Event (if any) shall then be distributed amongst the holders of Series B Preference Shares, holders of Series A Preference Shares and the holders of Ordinary Shares rateably in proportion to their shareholdings in the Company, on a Fully Diluted basis.).

217.        In the event of a return of capital otherwise than pursuant to a Liquidation Event, the return of capital shall, as far as shall be practicable and permissible under law, proceed in accordance with the liquidation preference set out in Article 216 above.

218.        Subject to Article 217, if the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

219.        Subject to Article 217, if the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

220.        Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

221.        For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days.  If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

222.        In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

223.        If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

224.        The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

225.        Subject to these Articles, including without limitation, the Series A Reserved Matters, the Series B Reserved Matters, the Shareholder Reserved Matters and the Board Reserved Matters, the Company may merge or consolidate in accordance with the Companies Law.

226.        To the extent required by the Companies Law and the additional approval requirements of the Shareholder Reserved Matters and the Board Reserved Matters (in each case to the extent applicable), the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

227.        The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.